As filed with the Securities and Exchange Commission on April 3, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___)
Filed by the Registrant                ☒
Filed by a Party other than the Registrant        ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

Continental Building Products, Inc.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐    Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration No.:

3)	Filing Party:

4)	Date Filed:

CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

April 3, 2018
To Our Stockholders:
You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Continental Building Products, Inc. The Annual Meeting will be held on Wednesday, May 2, 2018, at 9:00 a.m., local time, at our corporate headquarters located at 12950 Worldgate Drive, Herndon, Virginia 20170.
We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2018 Annual Meeting of Stockholders and Proxy Statement.
In addition to the Proxy Statement you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2017, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2017 Annual Report on Form 10-K on the Company's website at www.continental-bp.com.
Please use this opportunity to take part in the affairs of our company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card or voting instruction card or vote electronically on the Internet or by telephone. See "About the Annual Meeting-How do I vote by proxy?" in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting electronically on the internet or by telephone does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.
We look forward to seeing you at the Annual Meeting.

Sincerely,

James Bachmann
President and Chief Executive Officer

CONTINENTAL BUILDING PRODUCTS, INC.
12950 Worldgate Drive, Suite 700
Herndon, Virginia 20170

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 2, 2018

The Proxy Statement and accompanying Annual Report to Stockholders are available at: http://materials.proxyvote.com/211171

TIME AND DATE		9:00 a.m., local time, on Wednesday, May 2, 2018

LOCATION		Continental Building Products, Inc. 12950 Worldgate Drive, Suite 700 Herndon, Virginia 20170

ITEMS OF BUSINESS	1.	To elect the two directors named in the Proxy Statement to hold office until the 2019 annual meeting;

	2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2018; and

	3.	To approve, on an advisory basis, the compensation of the Company's named executive officers.

Stockholders will also act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE		The stockholders of record at the close of business on March 8, 2018 may attend and will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

PROXY STATEMENT

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary is not a complete description, and you should read this entire proxy statement before voting.

ANNUAL MEETING

Time and Date:	9:00 a.m., local time, on Wednesday, May 2, 2018

Place:	Continental Building Products, Inc.
	12950 Worldgate Drive, Suite 700
	Herndon, VA 20170

Record Date:	March 8, 2018

Voting:	Shareholders on the record date are entitled to one vote per share on each matter to be voted upon at the annual meeting.

VOTING ITEMS AND BOARD RECOMMENDATIONS
Item				Board Recommendation		Page Reference

Proposal 1	Election of Directors			For all nominees		5

Proposal 2	Ratification of the Appointment of Ernst & Young LLP			For		6

Proposal 3	Advisory Vote to Approve the Compensation of the Company's Named Executive Officers			For		7

BOARD OF DIRECTORS

The following table provides summary information about each director nominee as of March 8, 2018.
				Board Committees(1)
Name	Director Since	Occupation and Experience	Independent	AC	CC	NCGC

Michael Keough	2016	Retired Executive with significant experience as President and Chief Executive Officer and in industry	Yes	•		•

Chantal Veevaete	2016	Retired Executive with extensive human resources, talent management and succession planning experience	Yes		•	•

(1) AC - Audit Committee; CC - Compensation Committee; NCGC - Nominating and Corporate Governance Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a matter of good governance, we are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

EXECUTIVE COMPENSATION

Our Board is asking that our stockholders vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. The vote is not intended to address any specific item of our compensation program, but rather to address our overall approach to the compensation of our named executive officers. Please read "Compensation Discussion and Analysis."

ABOUT THE ANNUAL MEETING
We are providing these proxy materials in connection with the 2018 Annual Meeting of Stockholders of Continental Building Products, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company's 2017 Annual Report on Form 10-K were first mailed to stockholders on or about April 3, 2018. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully. Unless the context otherwise indicates, references to "Continental Building Products," "our company," "the Company," "us," "we" and "our" refer to Continental Building Products, Inc. and its consolidated subsidiaries.
Who is soliciting my vote?
The Board of Directors of the Company is soliciting your vote in connection with the 2018 Annual Meeting of Stockholders.
What is the purpose of the Annual Meeting?
The meeting will be the Company’s regular Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of the two directors named in the Proxy Statement to hold office until the 2019 annual meeting;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and

3.	Advisory vote to approve the compensation of the Company's named executive officers.
Stockholders will also act upon such other business that may properly come before the Annual Meeting.
How does the Board of Directors recommend I vote?
The Board of Directors recommends a vote:

1.	For the election of Michael Keough and Chantal Veevaete as directors to hold office until the 2019 annual meeting;

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and

3.	For the approval, on an advisory basis, of the compensation of the Company's named executive officers.
Who is entitled to vote at the Annual Meeting?
The Board of Directors set March 8, 2018 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.
Who is entitled to attend the Annual Meeting?
Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Stockholders with evidence of stock ownership as of the Record Date may be accompanied by one guest. Photo identification will be required (e.g., a valid driver's license, state identification or passport). If a stockholder's shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.
The use of cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.
How many votes can be cast by stockholders?
Each share of common stock is entitled to one vote. There is no cumulative voting. There were 37,342,015 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?
A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a "quorum." Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person or a proxy card or voting instruction card has been properly submitted by you or on your behalf or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A "broker non-vote" is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.
How many votes are required to elect directors and approve the other proposals?
Directors are elected under a majority voting standard in uncontested director elections (i.e. an election where the number of candidates does not exceed the number of directors to be elected). The election of directors at the Annual Meeting constitutes an uncontested director election. Under a majority voting standard in uncontested director elections, the number of shares voted "for" a nominee's election must exceed the number voted "against" that nominee's election. Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will not affect the outcome of the election of directors.
In respect of all other proposals to be approved, either such proposal must receive the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote on the proposal. Abstentions have the same effect as a vote against either such proposal. Broker non-votes will not affect the outcome of either such proposal, although brokers do have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.
The results of the advisory vote on the compensation of the Company's named executive officers are not binding on the Board of Directors.
How do I vote by proxy?
You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.
What if I don’t vote for some of the items listed on my proxy card or voting instruction card?
If you are a stockholder of record and you return your signed proxy card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. Similarly, if you vote electronically on the Internet or by telephone and do not vote on all matters, your shares will be voted in accordance with the recommendations of the Board of Directors for the matters on which you do not vote. In connection therewith, the Board of Directors has designated James Bachmann and Timothy Power as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. Similarly, if you vote electronically on the Internet or by telephone and vote on any matter, your shares will be voted in accordance with your instruction. If any other matter properly comes before the Annual Meeting, the shares will be voted in the discretion of the persons voting pursuant to the respective proxies.
If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the appointment of independent registered public accounting firms. However, brokers do not have the discretion to vote on the election of directors or the other matters that will come before the Annual Meeting.

Who pays for the proxy solicitation and how will the Company solicit votes?
The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company's directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.
Can I change or revoke my vote after I return my proxy card or voting instruction card?
Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement or you vote electronically over the Internet or by telephone, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, a later-dated electronic vote over the Internet or by telephone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker or other nominee.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will be asked to elect two directors to serve on the Board of Directors. The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not fewer than three nor more than 15 directors with the exact number to be determined from time to time by resolution adopted by the Board of Directors. The Board currently consists of seven directors. The Company's Certificate of Incorporation currently divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II and III presently end at the annual meetings in 2018, 2019 and 2020, respectively. Class I currently has two directors, Class II currently has two directors and Class III currently has three directors. However, beginning with the Annual Meeting, by the terms of the Company's Certificate of Incorporation, directors will be elected to serve for one year terms, with the full board being elected annually beginning with the 2020 annual meeting of stockholders, eliminating the classified board.
The Board of Directors has nominated Michael J. Keough and Chantal D. Veevaete for election as Class I directors for one-year terms expiring at the 2019 annual meeting. When elected, a director serves until his or her successor has been duly elected and qualified or until such director's earlier resignation or removal. Please see "The Board of Directors and Its Committees" below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.
Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee or nominees as the proxy holder may determine. The Company is not aware that either of the nominees will be unable to or will not serve as a director. The Company did not receive any stockholder nominations for director for the Annual Meeting.
Directors are elected by a majority of the votes cast. This means that the number of shares voted "for" a director must exceed the number voted "against" that director. Abstentions and broker non-votes will not affect the outcome of the election of directors.
Pursuant to the Company's Principles of Corporate Governance, any nominee for director in an uncontested election who is not elected by a majority of the votes cast is expected to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept the resignation offer or whether other action should be taken, and the Board of Directors will then make its decision. In determining whether to recommend to accept the resignation, the Nominating and Corporate Governance Committee and the Board of Directors, as applicable, will consider all factors they consider to be relevant. See "Corporate Governance - Majority Voting for Directors"
The Board of Directors unanimously recommends that you vote FOR all Nominees.

PROPOSAL NO. 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
The Audit Committee has selected Ernst & Young LLP to audit the consolidated financial statements of the Company as of December 31, 2018, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the appointment of Ernst & Young.
The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors, tax advisers and consultants. The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company's Certificate of Incorporation nor the Company's Bylaws require that stockholders ratify the appointment of Ernst & Young as the Company's independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company's stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young, but may, nonetheless, retain Ernst & Young as the Company's independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.
The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company's independent registered public accounting firm for the year ending December 31, 2018. Abstentions have the same effect as a vote against the proposal.
The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young as the Company's independent registered public accounting firm for the year ending December 31, 2018.

PROPOSAL NO. 3 - ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Act and related rules of the Securities and Exchange Commission, which we refer to as the SEC, we are providing stockholders an advisory vote on the compensation of our named executive officers. The advisory vote is a non-binding vote on the compensation of our named executive officers as described in this proxy statement in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the Company's accompanying narrative disclosure. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
In connection with this proposal, you are encouraged to carefully review the Compensation Discussion and Analysis section as well as the information contained in the executive compensation tables and accompanying narrative discussion contained in this proxy statement. The Compensation Committee of the Board of Directors believes our executive compensation program is reasonable and aligned with stockholder interests.
The vote on our executive compensation programs is advisory and non-binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company's executive compensation programs, will consider the outcome of the vote when making future compensation decisions regarding our named executive officers.
Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers in this proxy statement:
"RESOLVED, that Continental Building Products, Inc.'s stockholders hereby approve the compensation paid to the company's executive officers named in the Summary Compensation Table of this Proxy Statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement."
The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of the Company's named executive officers.

THE BOARD OF DIRECTORS AND ITS COMMITTEES
The Board of Directors believes the Board, as a whole, should possess the requisite combination of skills, professional experience, and diversity of backgrounds to oversee the Company's business. The Board of Directors also believes there are certain attributes each individual director should possess, as reflected in the Board of Directors' membership criteria. Accordingly, the Board of Directors and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually as well as in the broader context of the Board's overall composition and the Company's current and future needs. The Nominating and Corporate Governance Committee is responsible for periodically reviewing with the Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company's needs evolve. This assessment takes into consideration all factors deemed relevant by the Nominating and Corporate Governance Committee, including the matters described under "Committees of the Board of Directors-Nominating and Corporate Governance Committee" below.
Our Board has established a tenure limitation by which no Board member may serve as a director for more than nine consecutive years and an age limitation by which no Board member may commence a term as director after attaining the age of 72.
The following table sets forth the names, ages and background information of the nominees for election as director and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual's specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The individuals who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.
Nominees

Michael Keough	Age 66	Class I
Mr. Keough has been a member of our Board of Directors since March 2016. From November 2012 through January 2016, Mr. Keough served as President and Chief Executive Officer of Stronghaven Inc., a manufacturer of high-impact, cost effective packaging, displays and signage solutions. From May 2010 through November 2012 Mr. Keough was a principal in the Keough Group, LLC, a consulting firm. From January 2005 through May 2010 Mr. Keough was President and Chief Executive Officer of Caraustar Industries, a manufacturer of paperboard and paperboard products, and from March 2002 to December 2004, he served as Senior Vice President and Chief Operating Officer of Caraustar Industries. Prior to Caraustar Industries, Mr. Keough worked for 16 years at Gaylord Container Corporation where he held various positions, ultimately serving as President and Chief Operating Officer.
Mr. Keough brings broad operating experience to the Board of Directors developed over 40 years in industry. His experience provides valuable insights into a wide variety of operational and management issues we may face.

Chantal D. Veevaete	Age 60	Class I
Ms. Veevaete has been a member of our Board of Directors since March 2016. From May 2012 through December 2014, Ms. Veevaete served as Senior Vice President, Human Resources of Phillips 66, a diversified energy and logistics company, and prior to that she served as Designated Leader, Human Resources with ConocoPhillips, where she helped implement the separation of Phillips 66 from ConocoPhillips. From April 2009 through January 2012, Ms. Veevaete served as Vice President, Human Resources of Chevron Phillips Chemical, a chemical producer jointly owned by Chevron and Phillips 66. From August 2005 through February 2009, Ms. Veevaete served as Vice President, Human Resources of Medco Health Solutions (Accredo Health Division).
Ms. Veevaete brings a significant level of expertise in human resources, talent management and succession planning to the Board developed over more than 25 years in business. Her expertise provides valuable insights to the board on these matters, as well as insights into day-to-day operational management of the business.

Continuing Directors

Edward Bosowski	Age 63	Class III
Mr. Bosowski has been a member of our Board of Directors since February 2014 and began serving as Chairman of the Board in March 2016. Mr. Bosowski worked for USG Corporation (USG), the largest manufacturer of gypsum wallboard in the United States, for over 30 years. His final position at USG was Executive Vice President, Chief Strategy Officer, and President and CEO of USG's international subsidiary, positions he held from 2006 to 2008. From 2001 to 2006, his responsibilities included being a member of the Office of the President for USG Corporation and several direct reporting relationships, including USG's distribution subsidiary, its international subsidiary and various staff functions. From 1996 to 2001, he served as Executive Vice President of Sales and Marketing for the domestic gypsum business and became President and CEO of the North American Gypsum Business Unit. After joining USG in 1976, Mr. Bosowski held various positions and leadership roles in several operations and staff functions, including finance, marketing, supply chain, information technology, research and development, engineering, technical services, and business development.
Mr. Bosowski brings a significant level of industry experience to the Board, developed during his more than 30 years in the gypsum industry. His extensive expertise and broad leadership roles in the North American gypsum industry provide valuable insight and guidance.

James Bachmann	Age 49	Class II
Mr. Bachmann has served as our President and Chief Executive Officer since January 2015 and has been a member of our Board of Directors since March 2015. Mr. Bachmann served as our Chief Financial Officer from January 2014 to May 2015 and also briefly served as our interim Chief Executive Officer from November 2014 to January 2015. Prior to becoming our Chief Financial Officer in January 2014, Mr. Bachmann served as Chief Financial Officer of Lafarge USA and co-Chief Financial Officer of Lafarge North America Inc., or Lafarge, from November 2012 through December 31, 2013. He served as Senior Vice President Finance - Investor Relations of Lafarge S.A. from January 2008 through October 2012, Senior Vice President and Controller of Lafarge from November 2005 to June 2006, Vice President Finance - Aggregates, Concrete, and Asphalt Division of Lafarge from February 2004 to November 2005, Vice President Controller of the Gypsum Division of Lafarge from May 2002 to February 2004, and worked at Arthur Andersen from September 1990 to April 2002. Mr. Bachmann received a BSBA from Georgetown University.
As our President and Chief Executive Officer, Mr. Bachmann brings a deep understanding of our business, industry, operations, and strategic planning to the Board. Mr. Bachmann also has extensive institutional knowledge gained through his more than 11 years of experience with Lafarge and Lafarge SA. Mr. Bachmann’s service also provides a direct and open channel of communication between the Board and senior management.

Michael O. Moore	Age 67	Class III
Mr. Moore has been a member of our Board of Directors since February 2014. Mr. Moore is the Chief Operating Officer of Tervis Tumbler Company, a manufacturer of drinkware, a position he has held since August 2017. Mr. Moore served as Chief Financial Officer of Forman Mills from October 2016 to August 2017. Until August 2014, Mr. Moore served as Executive Vice President, Chief Financial Officer and Assistant Secretary of Ruby Tuesday, Inc., a national owner, operator or franchisor of casual dining restaurants, a position he held since April 2012. Prior to joining Ruby Tuesday, Mr. Moore was employed with Sun Capital Partners as Executive Vice President and Chief Financial Officer of Pamida Stores from February 2009 to March 2012 and as Interim Chief Financial Officer of Kellwood, Inc. from November 2008 to February 2009. Prior to his tenure with Sun Capital Partners, Mr. Moore served as Executive Vice President and Chief Financial Officer of Advanced Auto Parts from December 2005 to February 2008. Additionally, prior to December 2005, among other positions, Mr. Moore served as Executive Vice President and Chief Financial Officer of The Cato Corporation and as Senior Vice President and Chief Financial Officer of Bloomingdales.
Mr. Moore brings a significant level of financial and accounting expertise to the Board developed during his more than 30-year career. Mr. Moore's wealth of public company experience provides valuable insight regarding public company reporting matters, as well as insight into management’s day-to-day duties and responsibilities.

Ira S. Strassberg	Age 51	Class II
Mr. Strassberg has been a member of our Board of Directors since March 2017. Since January 2018, Mr. Strassberg has served as Senior Managing Director and Deputy Chief Financial Officer for Cantor Fitzgerald, a global financial services firm, and he has served as Chief Financial Officer for Cantor Commercial Real Estate Company L.P. (CCRE), a commercial real estate finance firm, since 2014. He has served as Executive Treasurer since January 2018, and as Chief Financial Officer from 2012 through January 2018, for Berkeley Point Capital LLC, a commercial real estate finance firm specializing in multifamily housing. From 2008 to 2012 Mr. Strassberg served as Senior Vice President and Multifamily Chief Financial Officer for Fannie Mae. From 2006 to 2008 Mr. Strassberg served as Chief Financial Officer for Walker & Dunlop, a commercial real estate financial services provider.
Mr. Strassberg brings a significant level of financial and accounting expertise to the Board, particularly focused on the real estate and financial services industries. His public company experience and deep knowledge of real estate finance provide valuable insight into the reporting requirements faced by public companies in the Company's sector.

Jack Sweeny	Age 71	Class III
Mr. Sweeny has been a member of our Board of Directors since February 2014. Mr. Sweeny worked for Temple-Inland, Inc., a leading building products company, for 40 years. His final position at Temple-Inland was Group Vice President of Temple-Inland, a position he held from 2002 to 2010. Prior to becoming Group Vice President, Mr. Sweeny served as Vice President of Forest Operations from 1995 to 2002 and as Vice President of Operations from 1984 to 1995. After joining Temple-Inland in 1970, Mr. Sweeny held various positions and leadership roles at the company, including managing its marketing department.
Mr. Sweeny brings broad industry expertise to the Board of Directors developed during his 40 years in the building products industry, including experience with all aspects of the gypsum wallboard manufacturing process. His experience provides valuable insight and guidance to the Board on the building products industry as a whole.
Meetings of the Board of Directors
The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held seven meetings in fiscal 2017. All directors attended at least 75% of all meetings of the Board of Directors and of the committees thereof on which they served during the year. The Board of Directors has a policy that directors are encouraged to attend the annual meetings of stockholders. Mr. Bachmann was the only director who attended the 2017 annual meeting of stockholders.
Director Compensation
As set forth in its charter, the Compensation Committee is responsible for reviewing the compensation of our non-employee directors and recommending any changes in such compensation to the Board as appropriate. In accordance with this authority, the Compensation Committee has engaged an independent compensation consultant, Aon Hewitt, to provide advice on matters related to director compensation.
For 2017, each of our non-employee directors received an annual cash retainer of $50,000, except that our non-executive chairman received an annual cash retainer of $112,500. Our non-employee directors also received an annual fee of $7,000 for service as a member of a committee, other than the Audit Committee, the members of which received an annual fee of $10,000. The chair of the Audit Committee received an additional $15,000 annual fee, the chair of the Compensation Committee received an additional $12,000 annual fee, and the chair of the Nominating and Corporate Governance Committee received an additional $10,000 annual fee, for service as chairperson of each such committee of the Board. Cash fees are paid quarterly in arrears. Non-employee directors also received an annual equity grant, with a target value of $75,000. These annual equity grants are made in the form of restricted stock units, which vest on the first anniversary of the grant date. The Company does not provide pensions, medical benefits or other benefit programs to non-employee directors. Directors who are also members of management are not separately compensated for their services as a director.

The table below sets forth the compensation earned by each of the Company’s non-management directors during 2017:

Name	Fees earned ($)	Stock awards ($)(1)	Total ($)
Edward Bosowski	126,500	76,338	202,838
Michael Keough	67,000	76,338	143,338
Michael O. Moore	72,000	76,338	148,338
Ira Strassberg	38,835	64,401	103,236
Jack Sweeny	70,000	76,338	146,338
Chantal Veevaete	64,888	76,338	141,226

(1)
Represents the aggregate grant date fair value of restricted stock unit, or RSU, awards granted on February 22, 2017 under our Amended and Restated 2014 Stock Incentive Plan, except for the award granted to Ira Strassberg, which represents the aggregate grant date fair value of his award on March 21, 2017, the date of grant. These values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC 718, based on the closing price of our common stock on the respective grant dates.

As of December 31, 2017, Messrs. Bosowski, Moore and Sweeny each held an aggregate of 3,429 unvested shares of restricted stock and RSUs and 2,500 stock options (1,875 of which were exercisable), Ms. Veevaete and Mr. Keough each held an aggregate of 3,221 unvested RSUs and Mr. Strassberg held an aggregate of 2,501 unvested RSUs.
2018 Director Compensation Program
In November of 2017, our Compensation Committee reviewed our non-employee director compensation program and approved certain changes. In conducting this review, the Compensation Committee, in consultation with Aon Hewitt, compared our director compensation program to the same industry peer group discussed in further detail below under "Compensation Discussion and Analysis - General Industry Peer Group." Based on the information provided by Aon Hewitt, our Compensation Committee determined that our non-employee directors' total annual compensation (consisting of cash and equity-based compensation) was between the 25th and 50th percentile of the Company's peer group. Because the non-employee director compensation for the Company was considered to be consistent with the Company's annual revenue size compared to its peer group, in accordance with our compensation philosophy, the Compensation Committee recommended and the Board approved the decision to make no changes to the 2018 non-employee director compensation program.
Director Independence
Pursuant to the Company's Principles of Corporate Governance and the New York Stock Exchange or NYSE Rules, a majority of the Board of Directors shall consist of independent directors. Currently, all members of the Board of Directors are independent, other than Mr. James Bachmann, our President and Chief Executive Officer. The Board of Directors has affirmatively determined that each of Messrs. Bosowski, Keough, Moore, Strassberg and Sweeny and Ms. Veevaete is independent under the NYSE rules. The NYSE’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.
Board Leadership Structure
The Company's Principles of Corporate Governance provide that the Board shall periodically evaluate and make a determination regarding whether or not to separate the roles of Chairman and Chief Executive Officer based upon the circumstances. Currently, the roles are separate and the Board is led by a non-executive independent Chairman, Mr. Bosowski. The Board has determined that having a non-executive Chairman provides significant advantages to the Board, as it allows our Chief Executive Officer to focus on the Company's day-to-day operations, while allowing the Chairman to lead our Board of Directors in its role of providing oversight and advice to management. The Principles of Corporate Governance, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board of Directors with flexibility to determine whether the two roles should be combined in the future based on our company's needs and our Board of Directors' assessment of our leadership structure from time to time.
In addition, pursuant to the Company's Principles of Corporate Governance, the independent directors may appoint an independent director to serve as the lead independent director for a period of time as determined by the independent directors as a group. If the Chairman of the Board is an independent director, he or she shall act as the lead independent director.

The Board’s Role in Risk Oversight
The Board of Directors oversees the Company's risk management process. The Board oversees a Company-wide approach to risk management, designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate level of risk for the Company generally, assesses the specific risks faced by the Company and reviews the steps taken by management to manage those risks. The Board's involvement in setting the Company's business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board's and management's consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company's strategy and the implementation of that strategy, including financial, legal/compliance, operational, strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.
While the Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, the Audit Committee reviews and discusses the Company's practices with respect to risk assessment and risk management. The Audit Committee also focuses on financial risk, including internal controls and cybersecurity, and discusses the Company's risk profile with the Company's independent registered public accounting firm. In addition, the Audit Committee oversees the Company's compliance program with respect to legal and regulatory requirements, including the Company's Code of Ethics and Business Conduct and policies and procedures for monitoring compliance. The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management's assessment of the risk associated with the Company's compensation programs covering its employees, including executives, and discusses the concept of risk as it relates to the Company's compensation programs. Finally, the Nominating and Corporate Governance Committee oversees risks associated with the independence of directors and Board nominees and the Company's corporate governance. Management regularly reports on applicable risks to the relevant committee or the Board, as appropriate, including reports on significant Company projects, with additional review or reporting on risks being conducted as needed or as requested by the Board and its committees.
Succession Planning and Leadership Development
One of our Board's primary responsibilities is to confirm that we have the appropriate management talent to successfully pursue our strategies. The directors regularly discuss management succession with the CEO and during the Board's executive sessions. The Board reviews candidates for all senior management positions, reviews succession plans for senior management positions and confirms that development plans are in place to strengthen the skills and qualifications of identified successor candidates. Our non-executive Chairman of the Board oversees the process for CEO succession and leads, at least annually, the Board’s discussion of CEO succession planning. Our CEO provides the Board with recommendations for and evaluations of potential CEO successors and reviews with the Board development plans for these successors. Directors engage with potential CEO and senior management talent at Board and committee meetings and in less formal settings to enable directors to personally assess candidates. The Board reviews succession in the ordinary course of business as well as to conduct contingency planning in the event of an emergency or unanticipated event.
Committees of the Board of Directors
The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors.
Audit Committee - The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of our company as well as our subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information provided to stockholders and others, and the system of internal controls established by management and the Board of Directors. The Audit Committee oversees the independent auditors, including their independence and objectivity. The Audit Committee is empowered to retain independent legal counsel and other advisers as it deems necessary or appropriate to assist it in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisers.
From January 1, 2017 through August 2, 2017, the Audit Committee was comprised of Messrs. Moore, Keough and Sweeny, with Mr. Moore serving as chair. Since August 2, 2017, the Audit Committee has been comprised of Messrs. Moore, Keough, Strassberg and Sweeny, with Mr. Moore serving as chair. The Board of Directors has determined that each of Messrs. Moore, Keough, Strassberg and Sweeny is independent, as defined under and required by the federal securities laws and the NYSE rules. The Board of Directors has also determined that Mr. Moore and Mr. Strassberg qualify as an audit committee financial expert under the federal securities laws and that each member of the Audit Committee is "financially literate" as required under

NYSE rules, as such qualification is interpreted by the Board of Directors in its business judgment.
The Audit Committee held four meetings during fiscal 2017.
Compensation Committee - The primary responsibility of our Compensation Committee is to periodically review and approve, or recommend that the full Board or the independent members of the Board review and approve, the compensation and other benefits for our employees, officers and independent directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our Compensation Committee also administers and has discretionary authority over the issuance of stock awards under our equity incentive plan. The Compensation Committee may delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to awards made under our equity incentive plan. Even where the Compensation Committee does not delegate authority, our executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to our employees and the size of grants of stock options, restricted stock and other forms of stock-based compensation.
Since January 1, 2017, the Compensation Committee has been comprised of Ms. Veevaete and Messrs. Bosowski and Moore, with Ms. Veevaete serving as chair. The Board has determined that each of Ms. Veevaete and Messrs. Bosowski and Moore is independent, as defined under and required by the federal securities laws and the NYSE rules.
The Compensation Committee held five meetings in fiscal 2017.
Compensation Committee Interlocks and Insider Participation - During the last completed fiscal year, Ms. Veevaete and Messrs. Bosowski and Moore served as members of our Compensation Committee. None of our executive officers currently serves or has served during the last completed fiscal year, as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors.
Nominating and Corporate Governance Committee - Our Nominating and Corporate Governance Committee oversees all aspects of our corporate governance functions. The Nominating and Corporate Governance Committee makes recommendations to our Board of Directors regarding director candidates and assists our Board of Directors in determining the composition of our Board of Directors and its committees. The qualifications that the Nominating and Corporate Governance Committee and Board of Directors consider in identifying qualified candidates to serve as directors include age, skills, such as financial background and skills, education, professional and academic affiliations, industries served, length of service, positions held, and geographies served. While the Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, it also considers diversity of viewpoints, backgrounds, experience and other demographics in evaluating director candidates. The Nominating and Corporate Governance Committee may also consult with outside advisers or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by stockholders, the Nominating and Corporate Governance Committee reviews the backgrounds of those candidates. Final candidates are then chosen and interviewed by other Board or management representatives. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election. For incumbent directors, the factors also include past performance on the Board of Directors and its committees. With regard to procedures for stockholder nominations of director candidates, please see the requirements described below under "Stockholder Proposals."
From January 1, 2017 to August 2, 2017, the Nominating and Corporate Governance Committee was comprised of Messrs. Sweeney, Bosowski and Keough, with Mr. Sweeny serving as chair. Since August 2, 2017, the Nominating and Corporate Governance Committee has been comprised of Messrs. Sweeney, Bosowski and Keough and Ms. Veevaete, with Mr. Sweeny serving as chair. The Board has determined that each of Messrs. Bosowski, Keough, and Sweeny and Ms. Veevaete is independent under NYSE rules.
The Nominating and Corporate Governance Committee held three meetings in fiscal 2017.
Committee Charters - The Board of Directors has adopted formal charters for each of its three standing committees. These charters establish the missions of the respective committees as well as committee membership guidelines. They also define the purpose, duties and responsibilities of each committee in relation to the committee's role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at www.continental-bp.com by following the links to "Investor Relations" and "Corporate Governance" or upon written request to the Company, as set forth under "Corporate Governance-Availability of Documents" below.

Contacting the Board of Directors
Stockholders and other parties interested in communicating directly with the Board of Directors, non-employee directors as a group or individual directors, including the independent Chairman, whether to provide comments, to report concerns, or to ask a question, may do so by email at cbpdirectors@continental-bp.com or by writing to the following address: Corporate Secretary, Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, indicating to whose attention the communication should be directed. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.
Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in, or as directed by, the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-employee director upon request.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the SEC and the NYSE. The Company believes that it has procedures and practices in place, which are designed to enhance and protect the interests of its stockholders.
The Board of Directors has approved Principles of Corporate Governance for the Company. The Principles of Corporate Governance address, among other things:

•	The role of the Board of Directors;

•	The composition of the Board of Directors, including size and membership criteria;

•	Board leadership;

•	Service on other boards and audit committees;

•	Functioning of the Board, including regularly held meetings and executive sessions of independent directors;

•	Structure and functioning of the committees of the Board;

•	Director access to management, employees and advisers;

•	Director compensation;

•	Succession planning; and

•	Board and committee performance evaluations.
Code of Ethics and Business Conduct
In addition to the Principles of Corporate Governance, the Board of Directors has adopted a Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct, along with the Principles of Corporate Governance, serves as the foundation for the Company's system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest and provides mechanisms for reporting violations of the Company’s policies and procedures.
In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics and Business Conduct that requires disclosure under applicable SEC or NYSE rules, the Company will disclose such amendment or waiver and the reasons therefor on its website at www.continental-bp.com.
Sustainability Efforts
We work hard to make sure that our products and production processes are environmentally friendly. Over 99% of our raw materials, including our gypsum and paper, are recycled. Because our wallboard products are made from recycled materials, our customers are often able to obtain LEED (Leadership in Energy and Environmental Design) credit for using them in their projects. We are continuously working to reduce our use of energy and therefore the use of fossil fuels in our manufacturing processes. We have made substantial investments in LED lighting technology at all of our wallboard plants, the installation of solar panels at our Buchanan plant designed to supply electrical power to our plant and other energy saving and environmental initiatives.
Shareholder Engagement
We believe that regular communications with our shareholders is in the best long term interests of the Company and our shareholders. Accordingly, we participate in analyst meetings, investor conferences and quarterly conference calls. The live quarterly conference calls are open to the public and are also archived for a period of approximately 30 days on our website at www.continental-bp.com. Additionally, we reach out to our large shareholders to obtain feedback on corporate governance matters, and share the results of the feedback with our Board of Directors.

Majority Voting for Directors
On February 21, 2018, the Board of Directors amended our Bylaws to implement a majority voting standard in uncontested director elections (i.e. an election where the number of candidates does not exceed the number of directors to be elected). Under this majority standard, in uncontested elections, to be elected, a director must receive more votes in favor of his or her election than votes against. Under Delaware law, directors who do not receive a majority vote would hold over until the next election of directors, and therefore would continue to serve on the Board. Accordingly, the Board of Directors also adopted a resignation policy, pursuant to which any director who fails to receive a majority vote for his or her election in an uncontested election must tender his or her resignation to the Nominating and Corporate Governance Committee, which will then consider such resignation and make a recommendation to the Board as to whether to accept or reject the resignation or whether other action should be taken. The Board retains discretion about whether to accept the resignation or not.
Board of Directors Matters
Board members participate in professional development activities in order to ensure that they are current and up to date on issues of importance to boards of public companies. The Board and each of its committees regularly evaluate their performance in an effort to determine ways to improve their performance. Led by the non-executive Chair of the Board, the independent members of the Board regularly meet in executive session without management present in order to discuss and evaluate management's operation of the business.
Director Stock Ownership Guidelines
In 2015, our Board adopted Stock Ownership Guidelines applicable to non-employee directors, pursuant to which each non-employee director is required to own and hold, at a minimum, that number of shares of the Company's common stock having a market value equal to at least three times the director’s annual cash retainer. For purposes of the guidelines, common stock includes all shares of common stock no matter how acquired (i.e., whether through the vesting of restricted shares or restricted stock units or through shares purchased on the open market) as well as unvested restricted shares and restricted stock units held by the director. Directors are given five years from the later of the date of adoption of the guidelines or becoming a director to comply with these ownership requirements. As of the end of 2017, all of our directors were on track to meet the ownership guidelines within or before such timeframes.
Hedging and Pledging Policies
In 2016, our Board also adopted a Hedging Policy that applies to our executive officers and Board members. This policy prohibits our executive officers and directors from purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company's common stock (including, but not limited to options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds). See "Compensation Discussion and Analysis - Hedging Policy" below for additional information on this policy.
In May 2017, the Board also adopted a Pledging Policy that prohibits Board members and executive officers of the Company from pledging Company stock, from purchasing such shares on margin, or from holding such shares in a margin account. See "Compensation Discussion and Analysis -Pledging Policy" below for additional information on this policy.
Availability of Documents
The full text of the Principles of Corporate Governance, the Code of Ethics and Business Conduct and the Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are accessible by following the links to "Investor Relations" and "Corporate Governance" on the Company's website at www.continental-bp.com. The Company will furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee hereby reports as follows:

1.
Management has primary responsibility for the accuracy and fairness of the Company's consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.
The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company's accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company's management the Company’s audited consolidated financial statements included in its 2017 Annual Report on Form 10-K.

3.
The Audit Committee has discussed with the Company's independent registered public accounting firm, Ernst & Young, the overall scope of and plans for its audit. The Audit Committee has met with Ernst & Young, with and without management present, to discuss the Company's financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board.

4.
The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.
Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Michael Moore, Chair
Michael Keough
Ira Strassberg
Jack Sweeny

Audit and Non-Audit Fees
Set forth below are the fees billed to the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated.

	For the Year Ended December 31,
	2017	2016
Audit fees	$1,439,005	$1,540,999
Audit related fees	38,750	116,000
Total	$1,477,755	$1,656,999
Audit Fees - Consist of fees for professional services provided in connection with the annual audit of the Company's consolidated financial statements; the reviews of the Company's quarterly results of operations and reports on Form 10-Q; the services that an independent auditor would customarily provide in connection with audits of the Company's subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as consents and reviews of documents filed with the SEC and fees related to secondary offerings of the Company's stock by Lone Star Funds, a former controlling stockholder.
Audit Related Fees - Consist of fees for professional services provided in connection with the audit of the Company's 401(k) benefit plan, debt refinancing and interest rate swaps.
Pre-Approval Policies and Procedures
The Company has a written policy for the pre-approval of certain audit and non-audit services, which Ernst & Young provides. The policy balances the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. In general, the Company's independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee in compliance with the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and Public Company Accounting Oversight Board. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules, and, if permissible, the potential effect of such services on the independence of the Company's independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and pursuant to the policies and procedures described above.

EXECUTIVE COMPENSATION
The executive compensation disclosure that follows explains the compensation awarded to, earned by or paid to:

•	James Bachmann, our President and Chief Executive Officer,

•	Dennis Schemm, our Senior Vice President and Chief Financial Officer,

•	Muhammad Shahbaz Malik, our former Senior Vice President Sales, Marketing and Supply Chain, who terminated employment with the company effective as of November 17, 2017,

•	Timothy Power, our Senior Vice President, General Counsel and Secretary,

•	Bruce Major, our Senior Vice President, Manufacturing and Supply Chain, and

•	Dennis Romps, our Senior Vice President, Chief Accounting Officer and Corporate Controller who is also responsible for the Information Technology function.
We refer to these individuals in this Proxy Statement as our named executive officers or NEOs. The Compensation Committee of our Board of Directors (the “Committee”) makes all decisions regarding the compensation of our NEOs, except that the independent members of the full Board of Directors make all decisions regarding the compensation of our CEO.
Executive Summary
Continental Building Products is a leading manufacturer of gypsum wallboard and complementary finishing products. Our manufacturing facilities and sales efforts are concentrated in the eastern United States and Canada. Our strategy is to focus on the drywall industry and related products with a modern plant footprint and seasoned, proven operating capabilities. We are a low-cost manufacturer and a high-quality, reliable supplier to customers in prominent North American markets. We have maintained long-term relationships with many of our customers. We create shareholder value by generating leading margins and cash flow yields. Our compensation programs are intended to align with our strategy and have been designed to foster effective execution and continuous improvement and to drive our management team to maximize long-term shareholder value.
We have adopted a strategy of lean manufacturing and continuous improvement, which we call the Bison Way, as one of the tools we use to eliminate waste and become more efficient in all aspects of our business. Safety is our highest priority at our Company, and we believe that ensuring that our employees arrive home safely at the end of each workday is the most important aspect of our work. In the spirit of continuous improvement, we conducted an Employee Engagement Survey in the Fall of 2017 to measure our employee’s engagement and identify areas of strength as well as areas for improvement. We had a participation rate of 90% company-wide with the majority of our employees indicating high engagement. We communicated the results to our employees and Board of Directors, identified areas of focus for 2018 and are implementing action plans to follow up on the survey results in 2018. Our company values are to be: Bold, Inclusive, Steadfast, Open-minded and Nimble (spells BISON), and our culture is one where all employees are encouraged to participate in helping to strive for our shared success.
Our financial performance during the 2017 fiscal year was the best full year for the business in terms of net income and earnings per share since we began operating as a publicly traded company. We have approximately doubled the valuation of the Company since inception. Our EBITDA performance has improved every year since our inception as a publicly traded company. Specifically, our 2017 performance delivered the following results compared to 2016:

•	Net sales increased 6.0% to $489.2 million

•	Net income improved 35.9% to $59.8 million

•	Adjusted net income improved 7.5% to $51.5 million*

•	Earnings per share increased 43.5% to $1.55 per share

•	Adjusted earnings per share increased 12.7% to $1.33 per share*

•	Adjusted EBITDA increased by 1.7% to $136 million*
* Please refer to the Appendix of this Proxy Statement for a reconciliation of EBITDA, adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, and a discussion of why they are useful to investors.

Our Company has delivered substantial improvement in cumulative total return since its inception, tracked with the S&P 500, and outperformed the S&P 500 Industrials and the Russell 2000 in 2017.
We outperformed the S&P Midcap 400 Index and finished the year ahead of the Dow Jones Building Materials & Fixtures Index in 2017 as outlined in the following chart showing the Cumulative Total Returns.
Beginning in 2018, performance-based restricted stock units (PRSUs) granted to our NEOs under our Long Term Incentive program will incorporate a new, relative Total Shareholder Return (TSR) modifier, that will adjust the number of earned PRSUs upward or downward based on the Company's TSR as compared to the TSR of constituent companies in the Dow Jones Building Materials & Fixtures Index over the two-year performance period.

2017 Compensation Program
During the 2017 fiscal year, we operated our compensation programs in a manner consistent with our pay-for-performance philosophy and in alignment with our business strategy. As discussed in greater detail below, in 2016, the Committee undertook a review of the compensation provided to our NEOs and took a number of actions related to compensation for 2017 in order to further alignment with our shareholders, the most significant of which were as follows:

•
Total compensation mix: Our pay mix remains heavily weighted to at-risk pay, which establishes greater alignment between executives and stockholders. As a result, our mix of target total direct compensation is more heavily weighted on performance-based compensation opportunities than fixed compensation (base salary). We increased the Long Term Incentive target for our CEO to 185% of his base pay in order to further align his interests with those of our stockholders, more closely align his target pay mix with CEOs in our peer group, and to place a greater portion of his total compensation at risk.

•
Short Term Incentive (STI) plan design: In 2017, the annual Short Term Incentive plan (STI) provided for payouts based on performance on our financial metrics with 80% of the bonus based on the Company’s Adjusted EBITDA and 20% based on a cash cost per unit performance metric in order to more closely align this plan to the Company’s low cost strategy. As part of our effort to align goals across our management team and provide straightforward clear measures for our compensation programs, we eliminated the individual performance component of this plan and provided uniform performance goals for all NEOs, including our CEO.

•	Long Term Incentive (LTI) plan design: We tightened the range for threshold and maximum performance under the PRSU portion of the Long Term Incentive plan.

•
Risk mitigation policies: As part of our efforts to periodically evaluate and implement corporate governance best practices, we continue to maintain a clawback policy which is applicable to executive officers and a hedging policy which is applicable to all of our employees, including our executive officers, and which are discussed in further detail below under "Clawback Policy" and "Hedging Policy." In addition, in 2017, we also adopted a "Pledging Policy," which prohibits Board members and executive officers of the Company from pledging Continental shares of stock, from purchasing such shares on margin, and from holding such shares in a margin account.

•
Elimination of CEO employment agreement: To comply with best governance practices, we eliminated the employment agreement for our Chief Executive Officer, effective as of March 21, 2017 so that Mr. Bachmann is now subject only to our Executive Severance and Change in Control Plan, like all other NEOs. In conjunction with this termination, Mr. Bachmann entered into a separate non-compete agreement with the Company.

Corporate Governance Highlights
The Committee continually monitors governance standards pertaining to the oversight of executive compensation programs. In this regard, the following policies and practices are in effect at the Company:

What We Do (Best Practice)
✓	Separate the roles of Chairman and Chief Executive Officer
✓	Enforce strict insider trading policies, including hedging and pledging policies, and enforce blackout trading periods for all executives and directors
✓	Set rigorous incentive plan targets that are closely aligned with our strategy
✓	Maintain a clawback policy
✓	Maintain stock ownership guidelines for executives and directors
✓	Set maximum payout limits under both our short term and long term incentive plans
✓	Provide 50% of our long-term equity compensation value in the form of performance-based restricted stock units (PRSUs), earned only upon financial goal achievement
✓	Limit perquisites and other executive benefits
✓	Provide a general severance and change-in-control plan consistent with market practice, including double-trigger requirements for change-in-control benefits
✓	Retain an independent compensation consultant reporting directly to the Compensation Committee
✓	Re-validate our peer group annually with our compensation consultant
✓	Establish and oversee our executive compensation program through a committee comprised solely of independent directors
✓	Evaluate the risk of our compensation programs on an annual basis
✓	Conduct an annual review by the Compensation Committee of the performance of the CEO that is reviewed and approved by the independent members of the Board of Directors
✓	Conduct an annual review by the Compensation Committee of the performance of the other NEOs
✓	Hold an annual advisory vote for our stockholders to review and approve the compensation of our NEOs

What We Don’t Allow
X	No hedging or pledging of Company stock by executives or directors
X	No single-trigger change-in-control payments
X	No severance multiple in excess of two times salary and target bonus
X	No excise tax gross-ups upon a change in control
X	No defined benefits plans
X	No special supplemental retirement benefits
X	No guaranteed bonus or equity compensation
X	No market timing with the grant of equity awards
X	No employment agreements with any of our NEOs effective March 21, 2017

Compensation Philosophy
Our executive compensation programs, taken as a whole, are intended to achieve the following overarching goals:

•	To enhance shareholder value: Our programs are intended to focus executives’ efforts on the performance metrics that drive shareholder value.

•
To align with our strategic initiatives: All employees in our annual incentive plans have metrics that are aligned with the financial and operational performance of the Company. Our programs are designed with objective metrics that are easy to track, understand and report and that are in alignment with our strategic initiatives, business goals and our continuous improvement philosophy.

•	To incentivize and reward our executives: Our programs are intended to incentivize and reward our executives for the effective execution of our strategy.

•	To pay for performance: Our programs are intended to link rewards to individual and corporate performance and to reward executives for achieving or exceeding performance goals.

•
To be market driven: Our programs are intended to be reflective of U.S. industry standards, offering competitive program design and pay opportunities while balancing our need for talent with our need to maintain reasonable compensation costs.

•	To effectively compete for top management talent: Our programs are designed to attract, motivate, and retain talent willing to commit to building long-term shareholder value.

•
To be straightforward: Our programs are intended to be simple to understand and administer. They are structured in a manner that ensures that employees understand their compensation and how organizational and individual performance translates into rewards.

Compensation Decision Process
Role of the Compensation Committee
The Committee consists of independent directors and is responsible for the review and approval of all aspects of our compensation program. Among its duties, the Committee is responsible for:

•	Overseeing the Company’s overall compensation philosophy, policies and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for executive officers;

•	Assessing the results of the Company’s most recent advisory vote on executive compensation and overseeing engagement with the Company’s stockholders on the subject of executive compensation;

•	Evaluating and recommending the CEO’s compensation to the independent members of the full Board for approval;

•	Approving any changes to the compensation program for our other NEOs including, but not limited to, base salaries, short term incentives, long-term incentives and benefits; and

•	Reviewing, administering and making recommendations to the Board with respect to the Company’s incentive-compensation and equity-based compensation plans that are subject to Board approval.
At our 2017 Annual Meeting of Stockholders, approximately 99.8% of our stockholders voting on our “say-on-pay” proposal voted FOR approval of the compensation paid to our NEOs as set forth in the “Executive Compensation” section of our 2017 Proxy Statement (excluding abstentions and broker non-votes). The Committee considered the outcome of this vote and did not make any changes to our compensation programs as a result of this vote.
Following review and discussion, the Committee or the full Board, as applicable, approves our executive compensation. The Committee is supported in its work by our Senior Vice President, Human Resources as well as the Committee’s independent compensation consultant, Aon Hewitt.

Role of Management
For executives other than the CEO, our President and CEO makes pay recommendations to the Committee based on competitive market data and an assessment of individual performance. His recommendations to the Committee are intended to establish appropriate and market-competitive compensation opportunities for our NEOs consistent with our overall pay philosophy. The Committee reviews and discusses the recommendations, in conjunction with input from the Committee’s independent compensation consultant, in making compensation decisions. No executive officer participates directly in the final deliberations or determinations regarding his or her own compensation package.
Role of the Independent Compensation Consultant
The Committee directly retains the services of Aon Hewitt. The Committee retains sole authority to hire or terminate Aon Hewitt, approves its professional fees, determines the nature and scope of its services and evaluates its performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee chair between meetings. The Committee makes all final decisions regarding pay elements or levels or recommendations to the full Board regarding the same.
Aon Hewitt’s specific role for 2017 included the following:

•	Advising the Committee on executive compensation trends and regulatory developments;

•	Refining a peer group of companies to assist in determining competitive compensation rates;

•	Providing a total compensation study to assist in comparing our compensation program against peer companies’ programs;

•	Providing advice to the Committee on governance best practices, as well as any other areas of concern or risk;

•	Assisting the Committee in evaluating the impact of executive compensation programs on organizational risk;

•	Reviewing and commenting on proxy statement disclosure items, including preparation of this CD&A;

•	Advising the Committee on executive and directors’ pay recommendations; and

•	Providing guidance on revising our PRSUs to include a relative TSR modifier commencing with 2018 grants.
The Committee has assessed the independence of Aon Hewitt as required by the NYSE listing rules. The Committee reviewed its relationship with Aon Hewitt and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Committee concluded that Aon Hewitt is independent and there are no conflicts of interest raised by the work performed by Aon Hewitt.
Timing of Compensation Decisions
Pay recommendations for our executives, including the NEOs, are typically made by the Committee at its first regularly scheduled meeting of the calendar year, normally held in February. This meeting is typically held around the same time as we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions.
Assessments of prior year performance, as well as decisions with respect to annual equity awards, base salary increases and the establishment of target performance levels for the current year and beyond (subject to approval of all independent members of the Board in the case of the CEO), are also typically made at this meeting. Further, general annual equity awards are granted by the Committee at this meeting. Awards to executives who are promoted or hired during the year are typically granted as of the date of their promotion or hire, as applicable, or as of the next scheduled Committee meeting that follows such promotion or hire. As such, the Committee does not time the grants of equity incentives to the release of material non-public information.
Elements of Compensation
Our Company believes the effectiveness of our compensation programs are optimized if all pay components work in concert to properly influence behavior. To be market competitive and compete effectively for talent, we target total direct compensation (i.e., base salary plus target annual bonus plus target equity incentives) at the 50th percentile of our compensation peer group, with variations based on a number of factors, including the executive’s role, responsibility, and experience level, as well as individual performance, hiring needs, internal equity and unique market demands. The Committee reviews the market and leading practices prior to making recommendations to the Board regarding pay and pay practices. The following describes the role of each element of our executive compensation program in 2017:

Element	Form	Purpose
Base Salary	Fixed base level of annual cash compensation	•
To secure an appropriate level of total compensation: Since a number of our compensation elements are tied to base salary levels (e.g., target bonus percentage, long-term incentive grants, and selected benefits), we view establishing competitive base salary levels as essential for establishing competitive total compensation opportunities.

Short Term Incentive (STI)	Performance-based cash incentive	•	To pay for performance: Our annual STI program provides upside leverage to reward executives for above-target performance and downside leverage if performance targets are not met.
•
To focus on key initiatives: Our 2017 annual STI program included adjusted EBITDA* and cash cost per unit** performance metrics for all NEOs. Performance metrics are evaluated annually to ensure they align properly to our strategic direction and promote shareholder value creation.

		•	To be straightforward: Our annual bonus program is intended to be straightforward and easy to understand.
Long Term Incentive (LTI)	Divided into 50% RSUs (Restricted Stock Units) and 50% PRSUs (Performance-based Restricted Stock Units)	•
To pay for performance and align executive and stockholder interests: 50% of our equity award value is granted in the form of PRSUs, which may be earned at 0% to 200% of the targeted value. The remaining 50% of the award value is in the form of RSUs, which increase or decrease in value along with our stock price.

		•	To focus on key objectives: Our 2017 PRSUs are earned based on our achievement of a specified long-term adjusted EBITDA* target.
		•	To encourage retention: Our PRSUs are earned over a two-year performance period and must generally be held for an additional year once earned. Our RSUs vest ratably over a four-year vesting period.
Additional Items	Other retirement and post-employment benefits	•
To be market competitive: Consistent with market practice, we offer our executives competitive severance protection in the event of an involuntary termination without cause both in connection with and outside the context of a change in control transaction. We also offer a broad-based, tax qualified 401(k) plan with company matching contributions.

* “Adjusted EBITDA” for purposes of our annual incentive plan and 2017 PRSU target is a non-GAAP measure and is defined by reference to Adjusted EBITDA as calculated in and publicly disclosed by the Company in its quarterly earnings releases. Please refer to the Appendix of this Proxy Statement for a reconciliation of EBITDA, which is a non-GAAP financial measure, to net income, and a discussion of why it is useful to investors.
** “Cash cost per unit” for purposes of our annual incentive plan is a non-GAAP measure and includes among others, the following elements: fixed and variable manufacturing costs, freight and selling, general and administrative expenses.
Base Salary
Our NEOs’ base salaries are reviewed annually by the Committee and our CEO (with respect to all NEOs other than himself), taking into account the NEO’s position and responsibilities, performance in the year, the pay range for individuals in similar positions and having similar responsibilities within the Company, the compensation practices of similar companies in our sector and market and the NEO’s previous base salary.
Following review by the Committee and approval by the independent members of the Board with regard to our CEO’s base salary, the base salaries for our NEOs were increased for 2017 as described in the table below in recognition of each NEO’s individual performance and, in the case of Messrs. Bachmann, Power and Major, to move their salaries to the 50th percentile for similar executives at the compensation peer group.
The 2016 and 2017 salary levels for each of our NEOs are set forth below:

NEO	2016 Annual Base Salary ($)	2017 Annual Base Salary ($)	Change (%)
James Bachmann	450,000	560,000	24.4%
Dennis Schemm	290,460	299,174	3.0%
Muhammad Shahbaz Malik	284,950	293,499	3.0%
Timothy Power	244,728	272,000	11.1%
Bruce Major	247,000	275,000	11.3%
Dennis Romps	218,510	222,880	2.0%

Incentive Compensation
Short Term Incentive (STI)
Each of our NEOs was eligible to earn an annual cash incentive bonus for 2017. The target amount for Mr. Bachmann’s annual cash performance bonus (STI) was set at 100% of base salary. The target annual cash performance bonus (STI) amount for Messrs. Schemm, Power, Malik, Major and Romps were set by the Committee, after considering the recommendation of our CEO, at 75% of base salary for Mr. Schemm and 60% of base salary for Messrs. Power, Malik, Major and Romps.
In 2017, Adjusted EBITDA* (weighted 80%) and cash cost per unit** (weighted 20%) continued to be used as performance metrics for all NEOs; however, we eliminated the individual key initiatives performance metrics to align goals across our management team and provide clear measures for our compensation programs. The specific cash cost per unit targets set are not disclosed here to avoid potential competitive harm due to industry sensitivity, but the Committee applied a rigorous and comprehensive financial review in establishing targets and believed that achievement of each would require significant effort on the part of our management team. The following chart summarizes our NEOs’ STI performance metric weightings for 2017 and actual payout percentage earned on each component adding up to a total payout of 94% of target:

2017 Short Term Incentive (STI) Plan
Metric	% Weight	Actual Payout %
Adjusted EBITDA*	80%	69%
Cash Cost Per Unit**	20%	25%
* “Adjusted EBITDA” is a non-GAAP measure and is defined by reference to Adjusted EBITDA as calculated in and publicly disclosed by the Company in its quarterly earnings releases. Please refer to the Appendix of this Proxy Statement for a reconciliation of EBITDA, which is a non-GAAP financial measure, to net income, and a discussion of why it is useful to investors.
** “Cash cost per unit” for purposes of our annual incentive plan is a non-GAAP measure and includes among others, the following elements: fixed and variable manufacturing costs, freight and selling, general and administrative expenses.

For our EBITDA target, market conditions limited revenue growth compared to our original expectations and caused us to fall short of our target even with better cost performance. We did out-perform our target for the cash cost per unit metric as we took actions to enhance our low-cost structure through operational improvements and targeted capital investments, all in line with our low-cost strategy. Please note that lower cash costs leads to a higher payout for this component of STI.
The following table shows the components of the plan and how each NEO could have been paid for the each component of the bonus plan at Threshold, Target and Maximum as well as the actual results and earned percentage payout for 2017.

STI - Adjusted EBITDA 2017 Results
	% of Target	Result	Payout %	Achievement %	Actual Payout %
Threshold	90%	$126M	50%
Target	100%	$140M	100%	97%	86%
Maximum	110%	$154M	150%

STI - Cash Cost 2017 Results
	% of Target	Payout %	Achievement %	Actual Payout %
Threshold	105%	50%
Target	100%	100%	97.7%	124.0%
Maximum	95%	150%
The actual annual cash incentives paid to each executive for 2017, which were $524,160, $210,020, $152,755, $151,093, $154,440 and $125,169 for Messrs. Bachmann, Schemm, Power, Malik, Major and Romps, respectively, are included in the “Non-Equity Incentive Plan” column of the Summary Compensation table below. Pursuant to the terms of our Executive Severance and Change in Control Plan, Mr. Malik’s 2017 annual cash incentive was pro-rated based upon his period of employment from January 1, 2017 through November 17, 2017.

Long Term Incentive (LTI)
Long Term Incentive - 2017 Annual Grants
Our annual Long-Term Incentive (LTI) grants to NEOs include a mix of performance-based restricted stock units, or PRSUs (weighted 50%) and time-based restricted stock units, or RSUs (weighted 50%) as discussed above. To determine annual grant levels for the NEOs, the Committee considers competitive market values, individual performance, potential future contributions to our business, internal equity, and, for all NEOs other than himself, the CEO’s recommendations.
On February 22, 2017, the Company granted each of the NEOs, RSUs and PRSUs. The RSUs vest ratably over four years. The PRSUs are subject to the Company’s achievement of a cumulative two-year adjusted EBITDA target for 2017 and 2018, which was set by the Committee at a level believed to be very challenging to achieve and if earned, will vest following a one-year holding period on December 31, 2019. Performance and payout scales are as follows with performance between the threshold and target or target and maximum interpolated on a straight-line basis:

•	Threshold: 90% of goal earns 35% of target number of PRSUs

•	Target: 100% of goal earns 100% of target number of PRSUs

•	Maximum: 110% of goal earns 200% of target number of PRSUs
We increased the LTI grant target for our CEO to 185% of his base pay in order to further align his interests with those of our stockholders, more closely align his target pay mix with the 50th percentile for CEOs in our peer group, and to place a greater portion of his total compensation at risk.
The following table summarizes the 2017 LTI grants for our NEOs:

Name	2017 Number of RSUs granted	2017 Number of PRSUs granted (at Target)
James Bachmann	22,246	22,246
Dennis Schemm	6,424	6,424
Muhammad Shahbaz Malik (1)	5,294	5,294
Timothy Power	4,731	4,731
Bruce Major	4,783	4,783
Dennis Romps	4,027	4,027
(1) In connection with his termination of employment on November 17, 2017, Mr. Malik forfeited his 2017 RSUs and will be entitled to only a pro rata portion of his 2017 PRSUs based on actual performance through the end of the two-year performance period.
Long Term Incentive - 2017 Earned PRSUs for 2016-2017 Performance Period
The PRSUs earned in 2017 for the 2016-2017 performance period were based on a two-year cumulative adjusted EBITDA (also as defined in the First Lien Credit Agreement dated as of August 30th, 2013) target for 2016 and 2017, which was achieved at $274.0M resulting in a payout of 159.4%. Performance and payout scales were set as follows with performance between the threshold and target or target and maximum interpolated on a straight-line basis:

•	Threshold: 85% of goal earned 35% of target number of PRSUs

•	Target: 100% of goal earned 100% of target number of PRSUs

•	Maximum: 115% of goal earned 200% of target number of PRSUs

The following table sets forth the threshold, target, maximum, and actual number of shares that could have been earned under the PRSU grants made in 2016. The earned 2016 PRSUs generally remain subject to a one-year holding period and will fully vest on December 31, 2018.

	2016 PRSUs
Name	Threshold # of shares	Target # of shares	Maximum # of shares	Actual payout earned 159.4% (# of shares)
James Bachmann	6,577	18,790	37,580	29,951
Dennis Schemm	3,144	8,984	17,968	14,320
Muhammad Shahbaz Malik	2,596	7,416	14,832	11,821(1)
Timothy Power	2,146	6,131	12,262	9,773
Bruce Major	2,166	6,188	12,376	9,864
Dennis Romps	1,990	5,687	11,374	9,065

(1)
Pursuant to the terms of our Executive Severance and Change in Control Plan, Mr. Malik’s 2016 PRSU grant was pro-rated based upon his period of employment from January 1, 2016 through November 17, 2017. Mr. Malik’s earned shares vested on November 17, 2018 and are not subject to any additional holding period and were settled upon certification by the Compensation Committee.

2018 Compensation Program
For awards made in 2018, we added a relative TSR modifier to the PRSUs granted under our LTI plan. The number of PRSUs earned will be subject to adjustment upward or downward by up to 20% for TSR performance above the 75th or below the 25th percentile of the Dow Jones Building Materials & Fixtures Index over a two year performance period that coincides with the two year Adjusted EBITDA performance period otherwise applicable to the PRSUs.
Retirement Plans
We maintain a tax qualified 401(k) defined contribution plan (the “401(k) plan”), for the benefit of our employees. Under the 401(k) plan, employees (including the current NEOs) are permitted to elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. We are also permitted to make contributions up to the legally prescribed limits on behalf of all eligible employees to the 401(k) plan, which are reflected in the “All Other Compensation” column of the Summary Compensation Table below.
We do not offer any special supplemental retirement benefits to our executives, who participate in the same defined contribution plan as all other full-time, non-union employees.
Termination, Severance and Change in Control Arrangements
We maintain the Continental Building Products, Inc. Amended and Restated Executive Severance and Change in Control Plan (the “Severance Plan”), in which certain executives, including each NEO, are eligible to participate. On May 2, 2017, we revised the Severance Plan, updated the non-competition covenant and added non-solicitation covenants applicable to an executive receiving benefits under the plan. The Severance Plan is described in further detail below under “Potential Payments Upon Termination or Change-in-Control.” Any payments made under the Severance Plan are also subject to the Company’s clawback policy.
Key highlights of the Severance Plan for a Qualifying Termination in Connection with a Change in Control:

◦	Double trigger required for cash severance (change in control and qualifying termination)

◦	Cash severance multiple: 1 times salary + target bonus, except 2 times salary + target bonus for the CEO

◦	Mid-year bonus: pro-rated vesting based on actual performance through end of performance period

◦	Unvested stock options/RSUs: full vesting; double trigger required; accelerated vesting only if not assumed, replaced, or converted by an acquirer

◦
PRSUs: for awards granted before January 1, 2017, full vesting at target; For awards granted on or after January 1, 2017, full vesting in accordance with the award documents, which generally provide for vesting based on actual performance; in both cases double trigger required

◦	Benefits: life, health, dental and disability coverage commensurate with severance multiple

◦	Restrictive covenants: non-compete and non-solicit (for the length of the severance period) and confidentiality agreement

Key highlights of the Severance Plan for a Qualifying Termination Not in Connection with a Change in Control:

◦	Good reason or without cause required for cash severance trigger

◦	Cash severance multiple: 1 times salary, except 2 times salary for the CEO

◦	Mid-year bonus: pro-rata based on actual performance through end of performance period

◦	Unvested stock options: pro-rata vesting through termination

◦	Unvested RSUs: forfeited

◦	PRSUs: pro-rata based on actual performance through end of performance period

◦	Benefits: life, health, dental and disability coverage commensurate with severance multiple

◦	Restrictive covenants: non-compete and non-solicit (for the length of the severance period) and confidentiality agreement
Mr. Malik left the Company effective November 17, 2017 in connection with the restructuring of our Sales Department. As a result of his departure, Mr. Malik will receive twelve months of continued base salary, a pro-rated bonus for 2017 based upon his period of employment from January 1 through November 17, 2017, which was paid in 2018 based on actual performance, continued participation in all of our employee health and welfare benefit plans for twelve months, settlement of his earned 2015 PRSUs and pro-rata vesting of his 2016 PRSUs based upon his period of employment in 2017 relative to the performance period (January 1, 2016 through December 31, 2017) and actual performance against the adjusted EBITDA performance metric, as described above. Mr. Malik executed a general release of claims and is subject to confidentiality and one-year post-termination non-solicitation and non-competition covenants.
Peer Group Companies
Although the Committee considers benchmarking in comparison to our peer group (as described below), this is only one of several factors considered in the compensation setting process and is not the sole determinant. The relative position of an individual NEO’s compensation in comparison to the peer group is based on their respective competencies, experience, performance and internal equity. While the Company does not establish executive pay based solely on benchmarking data, we believe that our pay levels and practices should be within a range of competitiveness with our peer group and benchmarking provides us with an assessment of reasonableness and competitiveness. To that end and as highlighted under our "Elements of Compensation" section, the Company generally views the 50th percentile of the market as a reference point against which to evaluate the competitiveness of our target total direct compensation. However, each individual’s actual compensation is based on numerous factors including the individual’s level of experience in his or her role and the annual and long-term performance of both the Company and the individual.
The Committee benchmarks target total direct compensation to the competitive marketplace, including to a peer group of companies (the “peer group”). With the assistance of Aon Hewitt, the Committee refreshed a peer group of publicly traded companies for purposes of evaluating its compensation programs. The peer group was considered in establishing 2017 compensation and was composed by taking into account a variety of factors for each potential company including, but not limited to, size (revenues of approximately 0.4x to 3x our size and market capitalization as a secondary consideration), nature of business and competition for executive talent (organizations from which executives may be recruited to and from). The peer group used in our 2016 competitive pay study to assist with 2017 compensation decisions is the following 14 companies:

AAON, Inc.	Gibraltar Industries, Inc.	PGT, Inc.
American Woodmark Corp.	Headwaters Inc.	Quanex Building Products Corp.
Apogee Enterprises, Inc.	Insteel Industries, Inc.	Simpson Manufacturing Co.
CSW Industrials, Inc.	NCI Building Systems, Inc.	Trex Company, Inc.
Eagle Materials Inc.	Patrick Industries, Inc.

We annually review and refine our peer group. To assist the Committee with pay decisions for 2018, the peer group was modified in 2017 in consultation with Aon Hewitt as follows:

•	NCI Building Systems was removed due to its large size

•	Headwaters was removed due to acquisition

•	Armstrong World Industries was added due to its industry classification and appropriate size

Clawback Policy
We maintain a “clawback” policy with respect to incentive-based compensation. The policy provides that, in the event of a restatement of the Company’s financial results due to material noncompliance with any financial reporting requirements under the securities laws and commencing with incentive compensation awarded in respect of the 2017 fiscal year, the Board is entitled to seek to recoup from executive officers any incentive-based compensation that would not otherwise have been awarded or paid to such persons under the as-restated financial statements during the full fiscal year prior to the filing of the Current Report on Form 8-K announcing the restatement.
Hedging Policy
We maintain a policy that prohibits our directors, executive officers and employees from engaging in any hedging transactions, including but not limited to the purchase of options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds, that are designed to hedge or offset any decrease in the market value of the Company’s common stock.
Pledging Policy
The Board adopted in May 2017 a policy that prohibits Board members and executive officers of the Company from pledging Continental shares of stock, from purchasing such shares on margin, or from holding such shares in a margin account.
Stock Ownership Guidelines
To align our officers’ and directors’ interests with those of our stockholders, we have Stock Ownership Guidelines for our executive officers and directors respectively.
Under these guidelines, each executive officer is required to own and hold, as a minimum, that number of shares of the Company’s common stock having a market value of at least a stated multiple of the executive officer’s base salary. The stated multiple for the Chief Executive Officer is 5, for the Chief Financial Officer is 2.5 and for all other executive officers is 1. For purposes of the Stock Ownership Guidelines, common stock includes the after-tax value of shares of common stock no matter how acquired (i.e., whether through the vesting of restricted shares or restricted stock units or through purchase on the open market), the anticipated after-tax value of unvested time-based restricted shares or restricted stock units and the anticipated after-tax value of unvested, but earned performance shares.
Executive officers are expected to comply with the stock ownership requirements within five years of the grant of their initial equity award. We review the stock ownership regularly and currently all of our executive officers are on track to satisfy the stock ownership guidelines within the relevant time frame.
Under these guidelines, each non-employee director is required to own and hold, at a minimum, that number of shares of the Company’s common stock having a market value of at least three times the director’s annual cash retainer. See "Director Stock Ownership Guidelines and Hedging and Pledging Policies".
Impact of Tax and Accounting Treatment
Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) imposes a $1,000,000 limit on the amount that a public company may deduct in any one year with respect to certain “covered employees.” We had historically structured our compensation programs such that our PRSUs granted under our Stock Incentive Plan were generally intended to qualify as “performance-based” for purposes of satisfying the conditions of an exemption to this limit on deductibility previously available under Section 162(m). The Committee, however, has sought to maintain flexibility in compensating our executives, and, as a result has the right to grant awards that do not qualify for this exemption when in the best interests of stockholders. For taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. Furthermore, the rules and regulations promulgated under Section 162(m) are complicated and subject to change and the scope of relief for grandfathered arrangements is currently uncertain. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible and the Committee does not expect compensation in 2018 and future years to be fully deductible.

Compensation Risk Analysis
As part of its annual risk assessment, the Committee, with the assistance of its independent compensation consultant and management, assessed risk in our compensation plans, practices and policies, including all 2017 executive incentive compensation plans. In performing this risk assessment, the Committee considered: the mix of fixed and variable compensation; the mix of short term and long term incentive compensation; the long-term incentive program mix; the extent to which performance metrics are directly linked to our business plan; the level of stretch for each performance metric; appropriate maximum caps on our performance metrics for our short term incentive and long term equity-based incentive plans; minimum requirements before incentives are paid; the presence of double trigger requirements for severance payments in a change-in-control situation; our stock ownership requirements; the form of retirement benefits offered; and our clawback, hedging and pledging policies. Based on this assessment, and based on management's knowledge of all other compensation plans and practices, the Committee does not believe any of our Company’s compensation programs create risks that are reasonably likely to have a material adverse effect on our Company.
Compensation Committee Report
The Committee reviewed and discussed the Compensation Discussion and Analysis above as required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
By the Compensation Committee of the Board of Directors of Continental Building Products, Inc.

Chantal Veevaete, Chair
Edward Bosowski
Michael O. Moore

Executive Compensation Tables
Summary Compensation Table
The following table summarizes information concerning the compensation awarded to, earned by or paid to our current NEOs during the 2015, 2016 and 2017 fiscal years, as applicable. Messrs. Major and Romps were not NEOs in 2015 or 2016 and Mr. Schemm was not an NEO in 2015.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
James Bachmann	2017	560,000	—	1,054,460	524,160	50,289	2,188,909
President and Chief	2016	450,000	—	644,873	588,150	44,815	1,727,838
Executive Officer	2015	425,000	—	707,025	7,306,424	44,815	8,483,264
Dennis Schemm	2017	299,174	—	304,498	210,020	41,590	855,282
SVP and Chief	2016	290,460	—	308,331	271,043	40,218	910,052
Financial Officer
Timothy Power	2017	272,000	—	224,249	152,755	45,711	694,715
SVP General Counsel	2016	244,728	—	210,416	181,226	43,923	680,293
and Secretary	2015	226,600	—	209,436	3,624,013	43,262	4,103,311
Muhammad Shahbaz Malik	2017	269,041	—	250,936	151,093	321,333	992,403
SVP Sales,	2016	284,950	—	254,517	209,301	39,248	788,016
Marketing & Supply Chain	2015	278,100	30,000	256,928	1,900,320	168,294	2,633,642
Bruce Major	2017	275,000	—	226,714	154,440	45,510	701,664
SVP Manufacturing
and Supply Chain
Dennis Romps	2017	222,880	—	190,880	125,169	43,612	582,541
SVP, Chief Accounting
Officer and
Corporate Controller

(1)	A sign-on bonus of $30,000 was paid to Mr. Malik in 2015.

(2)
The amounts shown in this column represent the aggregate grant date fair value of time- and performance-based RSU awards granted under the Company’s Amended and Restated 2014 Stock Incentive Plan, calculated in accordance with FASB ASC Topic 718, Stock Compensation, or ASC 718. The aggregate grant date fair values for the 2017 performance-based restricted stock units, or PRSUs, assume the target level of performance conditions are attained. Assuming the highest level of performance conditions are achieved for the PRSUs, the aggregate grant date value for PRSUs granted in 2017 would be $1,252,450, $361,671, $298,052, $266,355, $269,283 and $226,720 for Messrs. Bachmann, Schemm, Malik, Power, Major and Romps, respectively. Please refer to Note 12 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, for a discussion of the assumptions used to calculate these amounts.

(3)
For each of the relevant years, the amounts shown in this column reflect the annual cash performance bonus earned by the executive, which is described in further detail above under “Incentive Compensation-Short Term Incentives.” In addition, amounts shown for 2015 reflect payments earned by the relevant NEO in connection with the secondary public offerings and related share repurchase transactions completed in 2015. Such amounts were paid through the Company but funded by our former majority stockholder, LSF8 Gypsum Holdings, L.P., under the LSF8 Gypsum Holdings, L.P. Long Term Incentive Plan (the “Long Term Incentive Plan”), a cash incentive plan maintained by this entity. The aggregate amount set forth in this column for Mr. Bachmann for 2015 includes amounts of $350,000 and $160,000 to which Mr. Bachmann was entitled under the Long Term Incentive Plan in connection with the Company’s May 2015 and September 2015 secondary public offering and related share repurchase transactions, respectively, but which Mr. Bachmann did not receive and requested be paid to other key employees. For more information on the Long Term Incentive Plan, which was terminated in 2015, please see our 2016 Annual Proxy Statement, filed with the SEC on April 1, 2016.

(4)
The amounts in this column represent the sum of automobile allowances, basic life insurance premiums, executive supplemental disability, executive physical allowance, and Company matching contributions made to our 401(k) plan, in each case paid on behalf of the NEOs during the relevant fiscal year, and cash severance for Mr. Malik in connection with his termination of employment with the company effective as of November 17, 2017. In addition, the amounts include estimated additional Company contributions to our defined contribution plan related to services performed in 2017, but which amounts will not be finalized and contributed to participant accounts until April of 2018.

2017 All Other Compensation
Name	401(k) Match	Core Contributions (A)	Exec Medical	Car Allowance	Life Insurance	Disability Insurance	Executive Severance	Total
James Bachmann	11,925	15,900	1,500	18,000	1,268	1,696	—	50,289
Dennis Schemm	11,925	11,925	1,500	13,200	1,140	1,900	—	41,590
Muhammad Shahbaz Malik	11,925	—	1,500	13,200	1,064	1,245	293,499	322,433
Timothy Power	11,925	15,900	1,500	13,200	988	2,199	—	45,712
Bruce Major	11,925	15,900	1,500	13,200	1,087	1,898	—	45,510
Dennis Romps	11,925	15,900	1,500	13,200	1,087	—	—	43,612
(A) Core Contributions represent profit sharing contributions under our 401(k) plan.
2017 Grants of Plan Based Awards

Name	Award Type	Grant date	Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: Number of shares of stock or units (3)	Grant date fair value of stock and option awards (4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)	($)
James Bachmann	STI		280,000	560,000	840,000
	PRSU	02/22/17				7,786	22,246	44,492		527,230
	RSU	02/22/17							22,246	527,230
Dennis Schemm	STI		112,190	224,381	336,571
	PRSU	02/22/17				2,248	6,424	12,848		152,249
	RSU	02/22/17							6,424	152,249
Muhammad Shahbaz Malik	STI		88,050	176,099	264,149
	PRSU(5)	02/22/17				1,853	5,294	10,588		125,468
	RSU (5)	02/22/17							5,294	125,468
Timothy Power	STI		81,600	163,200	244,800
	PRSU	02/22/17				1,656	4,731	9,462		112,125
	RSU	02/22/17							4,731	112,125
Bruce Major	STI		82,500	165,000	247,500
	PRSU	02/22/17				11,674	4,783	9,566		113,357
	RSU	02/22/17							4,783	113,357
Dennis Romps	STI		66,864	133,728	200,592
	PRSU	02/22/17				1,409	4,027	8,054		95,440
	RSU	02/22/17							4,027	95,440

(1)
Actual amounts paid on February 28, 2018 were based on the Committee’s review and certification of the achievement of our adjusted EBITDA and cash cost per unit performance metrics, and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. These awards are discussed under “Incentive Compensation-Short Term Incentives” above. The threshold for annual incentives assumes a minimum achievement for both of the financial performance metrics.

(2)
These amounts reflect the threshold, target and maximum number of shares that may be earned under our PRSUs granted on February 22, 2017. The exact number of PRSUs actually earned by the executive is subject to the Company’s performance relative to a cumulative two-year adjusted EBITDA target for 2017 and 2018. Any earned shares will vest following a one-year holding period on December 31, 2019.

(3)	These amounts reflect the number of shares subject to RSU awards granted on February 22, 2017. The RSUs vest ratably over four years from the grant date.

(4)	This amount represents the aggregate grant date fair value of the relevant award calculated in accordance with ASC 718.

(5)
In connection with his termination of employment on November 17, 2017, Mr. Malik forfeited his 2017 RSUs and will be entitled to only a pro rata portion of his 2017 PRSUs based on actual performance through the end of the two-year performance period.

For any additional information regarding the compensation and types of awards given to our Executives, please refer to the "Elements of Compensation" discussion above.

Outstanding Equity Awards at 2017 Fiscal Year End
The following table provides information regarding outstanding equity awards under the Company's Amended and Restated 2014 Stock Incentive Plan held by the NEOs as of December 31, 2017.

Option Awards (1)					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of Shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
James Bachmann	11,250	3,750	14.00	2/4/2024	1,250	(3)	35,188	22,246 (8)	626,225
					8,389	(4)	290,690
					14,092	(5)	396,690
					29,951	(6)	843,128
					22,246	(7)	626,225
Dennis Schemm					3,140	(4)	88,391	6,424 (8)	180,836
					6,738	(5)	189,675
					14,320	(6)	403,122
					6,424	(7)	180,836
Timothy Power	5,625	1,875	14.00	2/4/2024	1,375	(3)	38,706	5,294 (8)	149,026
					2,485	(4)	69,953
					4,598	(5)	129,434
					9,773	(6)	275,105
					4,731	(7)	133,178
Bruce Major					4,641	(5)	130,644	4,783 (8)	134,641
					9,864	(6)	277,662
					4,783	(7)	134,641
Dennis Romps	5,625	1,875	14.00	2/4/2024	1,250	(3)	35,188	4,027 (8)	113,360
					2,337	(4)	65,787
					4,265	(5)	120,060
					9,065	(6)	255,182
					4,027	(7)	113,360

(1)
All stock options were granted on February 4, 2014 in connection with the Company’s Initial Public Offering. All awards vested in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(2)
The market value of outstanding awards of restricted stock, RSUs and PRSUs is computed by using the closing price of a share of the Company’s common stock on December 29, 2017, which was $28.15, and for PRSUs, assumes achievement of the target level of performance conditions.

(3)
Award of restricted stock was granted on February 4, 2014 in connection with the Company’s Initial Public Offering and vested in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(4)
Award of RSUs was granted on March 2, 2015 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date. Award of RSUs for Dennis Schemm was granted on May 5th, 2015 and vests also in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(5)	Award of RSUs was granted on March 11, 2016 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(6)
Award of PRSUs granted on March 11, 2016 and vests on December 31, 2018, with the exact number of PRSUs earned subject to the achievement of certain performance conditions through December 31, 2017. The number of PRSUs earned is 159.4% of target relative to a cumulative two year EBITDA target for 2016 and 2017.

(7)	Award of RSUs was granted on February 22, 2017 and vests in four equal installments on the first, second, third and fourth anniversaries of the grant date.

(8)
Award of PRSUs granted on February 22, 2017 and generally vests on December 31, 2019, with the exact number of PRSUs earned subject to the achievement of certain performance conditions through December 31, 2018. The number of PRSUs earned will vary from 0% to 200% of the number of PRSUs awarded, depending on the Company’s performance relative to a cumulative two year adjusted EBITDA target for 2017 and 2018.

2017 Option Exercises and Stock Vested
The following table shows the number of shares acquired upon vesting of restricted stock, RSUs and PRSUs for each of our NEOs during the year ended December 31, 2017. None of our NEOs exercised any stock options during 2017.

Name	Stock awards
	Number of shares acquired on vesting (#)	Value realized on vesting (1)($)
James Bachmann	19,168	510,360
Dennis Schemm	7,194	192,623
Timothy Power	6,823	178,130
Muhammad Shahbaz Malik	18,358 (2)	508,011
Bruce Major	1,547	39,603
Dennis Romps	6,355	166,047

(1)
Stock award value realized is determined by multiplying (i) the closing market price of our common stock on the vesting date by (ii) the number of shares of common stock that vested on that date. In some cases, the actual value realized by the executive may be lower due to the withholding of shares to cover any associated tax obligation.

(2)
In connection with his termination of employment on November 17, 2017, Mr. Malik forfeited his 2017 RSUs and will be entitled to only a pro rata portion of his 2017 PRSUs based on actual performance through the end of the two-year performance period. 6,658 shares were regular RSUs that vested prior to termination for and 11,700 were PRSUs which vested upon termination.

Potential Payments upon Involuntary Termination or Change-in-Control
Executive Severance and Change in Control Plan
As described above, we maintain the Continental Building Products, Inc. Amended and Restated Executive Severance and Change in Control Plan (the “Severance Plan”), under which certain of our executives, including all of our NEOS are entitled to certain payments and benefits in the event of a termination without Cause or resignation with Good Reason both in connection with and outside the context of a Change in Control (as defined in the Severance Plan).
The Severance Plan defines “Cause” as a Participant’s (a) willful and continued failure to substantially perform assigned duties for the Company (other than any such failure resulting from the Participant’s disability) if such failure to perform is not fully cured by the Participant within ten (10) days after he or she receives written notice of such failure from the Company; (b) gross misconduct which is materially and demonstrably injurious to the Company; (c) willful violation of any of the covenants contained in Article 8 of the Severance Plan; (d) conviction of, or plea of nolo contendere, to (i) a felony or (ii) any other crime which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company; (e) commission of an act of misappropriation, fraud, embezzlement, or material breach of fiduciary duty to the Company; or (f) a material violation of the Company’s code of conduct or any other policy of the Company that applies to the Participant.
The Severance Plan defines “Good Reason” as “any of the following to which a Participant has not consented in writing: (a) a material diminution in the Participant’s Base Salary; (b) a material diminution in the Participant’s authority, duties, or responsibilities; (c) the relocation of the Participant to a facility or a location more than fifty (50) or more miles from the Participant’s principal business location at which the Participant must perform services for the Company; or (d) any other action or inaction that constitutes a material breach of the terms of the Severance Plan; provided however, that such events shall not constitute grounds for Good Reason termination unless such Participant has provided notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence, the Company has been provided thirty (30) days to remedy the condition, and such Participant terminates his or her employment with the Company within ninety (90) days following the expiration of such cure period to the extent the condition remains uncured.

In the event that a NEO were terminated without Cause or for Good Reason within 24 months following a Change in Control, then, in addition to previously accrued obligations, the NEO would be entitled to receive:

•	A lump sum severance payment equal to 100% (or 200% in the case of Mr. Bachmann) of the sum of the executive’s then current annual base salary and annual target bonus opportunity;

•	Payment of a pro-rated annual bonus for the year that includes the date of termination, based on actual performance;

•
Continued life, disability, medical, dental and vision benefits for the executive and his eligible dependents for 12 months (or for 24 months for Mr. Bachmann) or until such time as the executive becomes reemployed with another employer and eligible to receive group health plan coverage from such employer (or reimbursement for such coverage, if such cannot be provided); and

•
If such awards are not adequately replaced (as described in the Severance Plan), accelerated vesting of all outstanding equity awards, with unearned performance awards granted before January 1, 2017 deemed earned at target level and unearned performance awards granted on or after January 1, 2017, full vesting in accordance with the award documents, which generally provide for vesting based on actual performance.

All payments are generally to be made within 60 days of the date of termination, except the pro-rated annual bonus which is payable at the same time annual bonuses are paid to other senior executives of the Company. All payments under the Severance Plan are subject to reduction in the event that such payments, which combined with all other payments and benefits to be provided to the executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, and the net after tax-amount to be received by the executive would be less than had the payments been reduced so as to avoid imposition of the excise tax.
In the event that a NEO were terminated without Cause or resigns for Good Reason not in connection with a Change in Control (or not within 24 months following a Change in Control), then, in addition to previously accrued obligations, the NEO will be entitled to receive:

•
Severance payments over 12 months (or 24 months in the case of Mr. Bachmann) in an aggregate amount equal to 100% (or 200% in the case of Mr. Bachmann) of such executive’s then current annual base salary;

•	Payment of a pro-rated annual bonus for the year that includes the date of termination, based on actual performance;

•
Continued life, disability, medical, dental and vision benefits for the executive and his eligible dependents for 12 months (or for 24 months for Mr. Bachmann) or until such time as the executive becomes reemployed with another employer and eligible to receive group health plan coverage from such employer (or reimbursement for such coverage, if such cannot be provided); and

•
Pro-rata vesting of all outstanding stock options and stock appreciation rights based on the number of days the executive was employed during the vesting period over the total number of days in the vesting period, forfeiture of all unvested shares of restricted stock and RSUs, and pro-rata vesting of any unearned performance awards based on the number of days the executive was employed during the performance period over the total number of days in the performance period and actual performance through the completion of the performance cycle.

Any payments under the Severance Plan are conditioned upon (1) the executive’s execution of a separation agreement in a form and substance provided by the Company, including a general release of claims, and (2) the executive’s compliance with confidentiality, non-competition, non-solicitation, intellectual property and non-disparagement covenants contained in the Severance Plan. Any payments made under the Severance Plan are also subject to the Company’s clawback policy.
Equity Award Agreements
Under the standard terms of our equity award agreements, any then unvested RSU awards accelerate and become fully vested upon an NEO’s termination of employment due to death, disability, or retirement after age 65. In addition, upon such termination events, NEOs will vest in a pro-rated number of PRSUs based on the number of days the executive was employed between the grant date and the vesting date (with such vesting occurring on the date that the Committee certifies actual performance with respect to the PRSUs for any unearned awards). Finally, any outstanding unvested stock options accelerate in the event of an NEO’s termination of employment due to death, disability, or retirement at or after age 55 with 5 years of service or at or after age 50 with the sum of the participant’s age and years of service totaling at least 80.

Mr. Malik
As described above, Mr. Malik left the Company effective as of November 17, 2017, and will receive certain specified payments and benefits in connection with his separation from the Company. These amounts are described above under "Termination, Severance and Change in Control Arrangements" and are quantified below under "Potential Payments Upon Termination."
Potential Payments Upon Termination
The following table summarizes the payments and benefits that each NEO would have been eligible to receive upon his termination of employment under the various circumstances described above as of December 31, 2017. These estimated amounts assume that the relevant termination of employment occurred on December 31, 2017 and the value of any equity award accelerated vesting is based on the $28.15 closing market price of our common stock on December 29, 2017.
The table below does not reflect any accrued wages, unused vacation pay or other paid time off, or the intrinsic value (as of December 31, 2017) of any outstanding stock options, RSUs or PRSUs held by the NEO that were vested on that date. In addition, this table assumes that no reduction in amounts is required to comply with the Code Section 4999 cutback provisions under the Severance Plan described above.
Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change in control occur during the year will differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, our stock price, target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age and prevailing tax rates.
As described above, Mr. Malik left the Company effective November 17, 2017, in connection with the restructuring of our Sales Department. As a result of his departure, Mr. Malik became entitled to receive (1) twelve months of continued base salary valued at $293,499, (2) a $151,093 pro-rated bonus for 2017 based upon his period of employment from January 1 through November 17, 2017, which was paid in February of 2018 based on actual performance, (3) continued participation in all of our employee health and welfare benefit plans for twelve months, valued at $15,312 (based on our COBRA rates in effect as of December 31, 2017), and (4) settlement of his earned 2015 PRSUs and pro-rata vesting of his 2016 PRSUs based upon his period of employment in 2017 relative to the performance period (January 1, 2016 through December 31, 2017) and actual performance against the cumulative adjusted EBITDA performance metric applicable to such awards, with such accelerated vesting valued at $329,355 based on our closing stock price as of December 29, 2017. Mr. Malik executed a general release of claims and is subject to confidentiality and one-year post-termination non-solicitation and non-competition covenants as well.

Payments and Benefits Upon Separation	Retirement(1), Death or Disability Termination ($)	Termination Without Cause or With Good Reason in Connection With Change in Control ($)	Termination Without Cause or With Good Reason Not in Connection With Change in Control ($)
James Bachmann
Cash severance	—	2,240,000	1,120,000
Pro rata annual bonus	—	560,000	560,000
Equity award vesting acceleration(2)	2,337,759	2,982,500	1,025,632
Continued life, disability, medical, dental and vision benefits	—	33,037	33,037
Dennis Schemm
Cash severance	—	523,555	299,174
Pro rata annual bonus	—	224,381	224,381
Equity award vesting acceleration(2)	802,369	1,056,707	343,467
Continued life, disability, medical, dental and vision benefits	—	16,593	16,593
Timothy Power
Cash severance	—	435,200	272,000
Pro rata annual bonus	—	163,200	163,200
Equity award vesting acceleration(2)	662,609	816,091	355,978
Continued life, disability, medical, dental and vision benefits	—	14,256	14,256
Bruce Major
Cash severance	—	440,000	275,000
Pro rata annual bonus	—	165,000	165,000
Equity award vesting acceleration(2)	495,751	677,589	230,465
Continued life, disability, medical, dental and vision benefits	—	16,539	16,539
Dennis Romps
Cash severance	—	356,608	222,880
Pro rata annual bonus	—	133,728	133,728
Equity award vesting acceleration(2)	596,723	738,546	320,325
Continued life, disability, medical, dental and vision benefits	—	14,784	14,784

(1)	PRSUs vest in the event of a retirement only after age 65. None of our NEOs would have been eligible for such a retirement as of December 31, 2017.

(2)
In the event of a termination due to death or disability or in the case of a termination without cause or resignation with good reason not in connection with a change in control, a pro-rated portion of the 2017 PRSUs would become vested on the date in early 2019 that the Committee certified the Company’s performance over the 2017-2018 performance period based on actual performance over the period and the number of days the participant was employed over the performance period. In the table above, we have assumed that these awards would be earned at target level under such circumstances.

CEO Pay Ratio Disclosure
The 2017 annual total compensation of the median compensated of all our employees who were employed as of December 31, 2017, other than the CEO, was approximately $69,901. The CEO's 2017 annual total compensation was approximately $2,188,910 and the ratio of these amounts was 31-to-1.
The SEC's rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. For these purposes, we identified the median compensated employee using the gross wages for 2017. We identified our employee population as of December 31, 2017 based on our payroll records including our Canadian employees as they represent more than 5% of the total employee population. The foreign exchange rate as of December 29, 2017 was used to calculate the Canadian employees' gross wages.

SECURITY OWNERSHIP
The following table presents information concerning the beneficial ownership of the shares of our common stock by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and named executive officers and (3) all of our directors and executive officers as a group. Unless indicated otherwise below, ownership information is as of March 8, 2018. The applicable percentages set forth below are based on 37,342,015 shares outstanding as of March 8, 2018.
Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options, warrants and other equity awards that are exercisable or have vested or will become exercisable or vest within 60 days of March 8, 2018 are considered outstanding and beneficially owned by the person holding the options, warrants or other equity awards for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is c/o Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170.

	Shares of common stock beneficially owned
Name of Beneficial Owner	Shares of common stock	Percentage of Total Outstanding Common Stock (%)
5% Stockholder
The Vanguard Group (1)	4,604,780	12.3%
Capital World Investors (2)	3,330,700	8.9%
BlackRock, Inc. (3)	2,344,987	6.3%
Macquarie Group Limited (4)	2,256,215	6.0%
Named Executive Officers
James Bachmann (5)	68,565	*
Dennis Schemm (6)	11,390	*
Muhammad S. Malik (7)	13,303	*
Bruce Major (8)	4,881	*
Timothy Power (9)	27,607	*
Dennis Romps (10)	22,290	*
Directors
Edward Bosowski (11)	16,271	*
Michael Keough	6,747	*
Michael O. Moore (12)	12,607	*
Ira Strassberg (13)	2,501	*
Jack Sweeny (14)	12,608	*
Chantal Veevaete	6,747	*

All current directors and executive officers as a group (13 persons) (15)	196,024	*

*	Represents less than one percent.

(1)
The information regarding the beneficial ownership of The Vanguard Group is based on the Schedule 13G/A filed with the SEC thereby on February 9, 2018. The Vanguard Group has sole voting power with respect to 75,123 shares, shared voting power with respect to 2,199 shares, sole dispositive power with respect to 4,531,359 shares and shared dispositive power with respect to 73,421 shares. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(2)
The information regarding the beneficial ownership of Capital World Investors is based on the Schedule 13G/A filed with the SEC thereby on February14, 2018. The address for Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(3)
The information regarding the beneficial ownership of BlackRock, Inc. is based on the Schedule 13G /A filed with the SEC thereby on January 29, 2018. BlackRock has sole voting power with respect to 2,277,850 shares, shared voting power with respect to no shares, sole dispositive power with respect to 2,344,987 shares and shared dispositive power with respect to no shares. The address for BlackRock.is 55 East 52nd Street, New York, NY 10055.

(4)
The information regarding the beneficial ownership of Macquarie Group Limited is based on the Schedule 13/G filed with the SEC on February 14, 2018 jointly with Macquarie Bank Limited, Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust. According to this Schedule 13G, Macquarie Investment Management Holdings Inc. and Macquarie Investment Management Business Trust each has sole voting power with respect to 2,254,172 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 2,254,172 shares, and shared dispositive power with respect to 0 shares, and neither Macquarie Group Limited nor Macquarie Bank Limited has any sole or shared voting or dispositive power with respect to any shares. The address for the reporting persons is 2005 Market Street, Philadelphia PA 19103..

(5)	Includes 15,000 options to purchase shares of Company common stock that were exercisable as of February 5, 2018 and 4,697 RSUs that will have vested within 60 days of March 8, 2018.

(6)	Includes 3,816 RSUs that will have vested within 60 days of March 8, 2018.

(7)	Includes 11,109 PRSUs whose performance was certified by the Compensation Committee on February 20, 2018, and whose vesting accelerated in connection with Mr. Malik's departure.

(8)	Includes 1,547 RSUs that will have vested within 60 days of March 8, 2018.

(9)	Includes 7,500 options to purchase shares of Company common stock and 1,533 RSUs that will have vested within 60 days of March 8, 2018.

(10)	Includes 7,500 options to purchase shares of Company common stock and 1,422 RSUs that will have vested within 60 days of March 8, 2018.

(11)	Includes 2,500 options to purchase shares of Company common stock.

(12)	Includes 2,500 options to purchase shares of Company common stock.

(13)	Includes 2,501 RSUs that will have vested within 60 days of March 8, 2018.

(14)	Includes 2,500 options to purchase shares of Company common stock.

(15)	Includes 39,425 options to purchase shares of Company common stock and 16,521 RSUs that will have vested within 60 days of March 8, 2018 for all current officers and directors as a group.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for the fiscal year ended December 31, 2017, except that each of Edward Bosowski, Michael Moore and Jack Sweeny, directors of the Company, and Dennis Schemm, Senior Vice President and Chief Financial Officer, filed late one Form 4 reporting a single transaction.

EXECUTIVE OFFICERS
The following table sets forth certain information regarding our executive officers as of the date hereof:

Name	Age	Position
James Bachmann	49	President, Chief Executive Officer and Director
Dennis Schemm	52	Senior Vice President and Chief Financial Officer
Thomasina Kennedy	55	Senior Vice President Human Resources
Bruce Major	53	Senior Vice President Manufacturing and Supply Chain
Timothy Power	58	Senior Vice President, General Counsel and Secretary
Dennis Romps	50	Senior Vice President, Corporate Controller and Chief Accounting Officer
David Briggs	55	Vice President of Sales

Executive Officers
James Bachmann - Mr. Bachmann has served as our President and Chief Executive Officer since January 2015 and has been a member of our Board of Directors since March 2015. Mr. Bachmann served as our Chief Financial Officer from January 2014 to May 2015 and also briefly served as our interim Chief Executive Officer from November 2014 to January 2015. Prior to becoming our Chief Financial Officer in January 2014, Mr. Bachmann served as Chief Financial Officer of Lafarge USA and co-Chief Financial Officer of Lafarge from November 2012 through December 31, 2013. He served as Senior Vice President Finance - Investor Relations of Lafarge S.A. from January 2008 through October 2012, Senior Vice President and Controller of Lafarge from November 2005 to June 2006, Vice President Finance - Aggregates, Concrete, and Asphalt Division of Lafarge from February 2004 to November 2005, Vice President Controller of the Gypsum Division of Lafarge from May 2002 to February 2004, and worked at Arthur Andersen from September 1990 to April 2002. Mr. Bachmann received a BSBA from Georgetown University.
Dennis Schemm - Mr. Schemm has served as our Senior Vice President and Chief Financial Officer since May 2015. He previously served from 2013 to 2015 as Vice President of Global Finance for Armstrong Flooring, a division of Armstrong Worldwide, where he oversaw the division's financial and accounting functions. Prior to this role, from 2011 to 2013, Mr. Schemm served as Director of Global Financial Planning & Analysis at Gilbarco Veeder Root, a Danaher Corporation, where he was responsible for operational and strategic planning and provided financial leadership for global operations and R&D. From 1999 to 2011, Mr. Schemm served in various financial capacities including Corporate Controller and Finance Director across various divisions of Monsanto Company, where he gained broad experience in internal controls, SEC reporting, corporate finance, treasury and investor relations. Mr. Schemm started his career at Bell Atlantic and PricewaterhouseCoopers. Mr. Schemm holds BS degrees in Accounting and Computer Science from Penn State University and an MBA from Carnegie Mellon University.
Thomasina Kennedy - Ms. Kennedy has served as our Senior Vice President Human Resources since May 2017. From September 2016 through April 2017 she was self-employed providing consulting services on human resources matters to various clients. She served as Vice President of Human Resources for Rain for Rent, a provider of temporary liquid handling solutions, from March 2014 through September 2016, Director of Human Resources for CHEP USA, a provider of supply chain solutions, from March 2006 through July 2013 and in Human Resources leadership roles at Coca-Cola Enterprises prior to that. She holds a BA degree in Psychology from State University of New York at Stony Brook, an MS in Industrial and Labor Relations from Cornell University/Baruch College and several certifications in assessment and coaching.
Bruce Major - Mr. Major has served as our Senior Vice President Manufacturing and Supply Chain since January 2018. He previously served as Senior Vice President Manufacturing and Strategic Sourcing of the Company from March 2017 to January 2018 and from January 2016 to March 2017 he served as Vice President Strategy and Strategic Sourcing of the Company. He previously served as Vice President, Manufacturing for the North American Cement business of Lafarge from November 2011 until October 2015, as Senior Vice President Manufacturing for the Gypsum business of Lafarge in Avignon, France from September 2010 until October 2011 and as Vice President Manufacturing for the North American Gypsum business of Lafarge between May 2007 and September 2010. Prior to that, Mr. Major held several plant management positions in the United States, United Kingdom and Saudi Arabia with Lafarge, National Titanium Dioxide and ICI Chemicals. Mr. Major received a Master’s degree in Engineering Science from the University of Oxford, UK.

Timothy Power - Mr. Power has served as our Senior Vice President, General Counsel and Secretary since August 2013. He previously served as Vice President and Associate General Counsel of Lafarge from April 2005 through August 2013, and as Assistant General Counsel of Lafarge from September 1999 through April 2005. He is a member of the New York and District of Columbia bars. Prior to his employment at Lafarge, he was an associate at Shearman & Sterling in New York, and at White & Case in Moscow, Russia, among other positions. He received a BA and a JD from Vanderbilt University.
Dennis Romps - Mr. Romps has served as our Chief Accounting Officer since January 2015 and our Senior Vice President and Corporate Controller since January 2014. He previously served as our Chief Financial Officer from August 2013 to December 2013, as Co-Chief Financial Officer of Lafarge from December 2006 through August 2013, as Vice President of Finance and Information Technology of the gypsum division of Lafarge from January 2012 through August 2013, as Vice President of Finance and Supply Chain of the gypsum division of Lafarge from January 2011 through December 2011 and as Vice President of Finance of the gypsum division of Lafarge from 2005 through December 2010. Mr. Romps received a BA from Michigan State University and an MBA from Kellogg - Northwestern University. He is a Certified Public Accountant.
David Briggs - Mr. Briggs has served as our Vice President of Sales since November 2017. Prior to that, he served as our General Manager - Southeast from March 2017 to November 2017 and our Regional Sales Manager April 2012 to February 2017. From March 2007 to March 2012, he held various positions within Continental and Lafarge North America Inc. Prior to joining Lafarge in March 2007, he worked for Dietrich Metal Framing for over 21 years, including in his last role with Dietrich as a Regional Sales Manager, where he was responsible for bringing together four manufacturing locations within his Region. Mr. Briggs is a graduate of Thiel College with Bachelor of Arts degree in Psychology.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have implemented a written policy pursuant to which our Board of Directors or the Audit Committee will review and approve transactions with our directors, officers and holders of more than 5% of our voting securities and their affiliates (each, a related party). Prior to approving any transaction with a related party, our Board of Directors or Audit Committee (in each case, composed of disinterested directors), as applicable, will consider the material facts as to the related party's relationship with the Company or interest in the transaction.
Director Indemnification Agreements
The Company's Bylaws permit us to indemnify our executive officers and directors to the fullest extent permitted by law, subject to limited exceptions. We have entered into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. The indemnification agreement was approved prior to the implementation of the policy described above.
STOCKHOLDERS' PROPOSALS
Only stockholders meeting certain criteria outlined in the Company's Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company's Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made by the Company. Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2019 annual meeting of stockholders must be submitted to the Company no earlier than January 2, 2019 and no later than February 1, 2019. Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company's Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. Notices must be delivered to the Secretary of the Company in writing at its principle executive offices at Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170. If timely notice of a matter is not received by the Company (or if notice is timely but the stockholder fails to satisfy the requirements of SEC Rule 14a-4), then the proxies named on the proxy cards distributed by the Company for the Annual Meeting may use the discretionary voting authority granted to them by the proxy cards if the matter is raised at the Annual Meeting.
In order to be included in the Company's Proxy Statement and form of proxy relating to the 2019 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than November 29, 2018.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," can provide extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
This process of householding will continue until you are notified otherwise or until you request otherwise. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Any such requests to the Company, to which the Company will respond promptly, should be addressed in writing to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations, telephone number (703) 480-3800.
ADDITIONAL INFORMATION
The Company's annual audited financial statements and review of operations for fiscal 2017 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. A copy of the 2017 Form 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. You can also access a copy of our 2017 Annual Report on Form 10-K on the Company's website at www.continental-bp.com. The Company will furnish without charge a copy of the 2017 Form 10-K, including the financial statements and any schedules thereto or to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on the Record Date. The Company will also furnish copies of any exhibits to the 2017 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Continental Building Products, Inc., 12950 Worldgate Drive, Suite 700, Herndon, Virginia 20170, Attention: Investor Relations.
OTHER BUSINESS
The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Timothy Power
Senior Vice President, General Counsel and Secretary
Herndon, Virginia
April 3, 2018

APPENDIX - RECONCILIATION OF NON-GAAP MEASURES
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share have been presented in this proxy statement as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP"). This proxy statement presents EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share as supplemental performance measures because management believes that they facilitate a comparative assessment of the Company's operating performance relative to its performance based on results under GAAP while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company's operations and underlying operational performance. Furthermore, the Company's Board of Directors compensation committee uses EBITDA to evaluate management's compensation. Management also believes that EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are useful to investors because they allow investors to view the business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods.
EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share in the same manner. EBITDA, EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share are not measurements of the Company's financial performance under GAAP and should not be considered in isolation or as alternatives to net income or earnings per share determined in accordance with GAAP or any other financial statement data presented as indicators of financial performance or liquidity, each as calculated and presented in accordance with GAAP.

Reconciliation of Net Income to EBITDA
	For the Year Ended December 31,
	2017	2016
	(unaudited, in thousands)
Net income	$59,848	$44,024
Adjustments:
Other expense, net	1,196	5,963
Interest expense, net	11,788	13,590
Losses from equity method investment	187	736
(Benefit from)/provision for income taxes	16,566	22,827
Depreciation and amortization	46,460	46,646
EBITDA—Non-GAAP Measure	$136,045	$133,786
EBITDA Margin - EBITDA as a percentage of net sales - Non-GAAP Measure	27.8%	29.0%

Reconciliation of Net Income and Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
	For the Year Ended December 31,
	2017	2016
	(unaudited, in thousands, except share data and per share amounts)
Net income - GAAP Measure	$59,848	$44,024
Debt related expenses, net of tax (a)	774	3,821
Impact of Tax Cuts and Jobs Act of 2017	(9,168)	—
Adjusted net income - non-GAAP measure	$51,454	$47,845

Earnings per share - GAAP measure	$1.55	$1.08
Debt related expenses, net of tax (a)	0.02	0.10
Impact of Tax Cuts and Jobs Act of 2017	(0.24)	—
Adjusted earnings per share - non-GAAP measure	$1.33	$1.18

(a)
Expenses related to debt refinancing and repricing activities are shown net of income tax benefit of $0.2 million and $0.4 million for the twelve months ended December 31, 2017, compared to $2.0 million for the twelve months ended December 31, 2016.

CONTINENTAL BUILDING PRODUCTS, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 1, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 1, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E39810-P03062

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONTINENTAL BUILDING PRODUCTS, INC.

The Board of Directors recommends you vote FOR each nominee for director and FOR Proposals 2 and 3.

Class I Director Nominees:	**For**	**Against**	**Abstain**
1a. Michael Keough	☐	☐	☐
1b. Chantal Veevaete	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2017 Annual Report and Notice and Proxy Statement are available at www.materials.proxyvote.com/211171.

E39811-P03062

PROXY

CONTINENTAL BUILDING PRODUCTS, INC.
Annual Meeting of Stockholders
May 2, 2018 9:00 AM

This proxy is solicited by the Board of Directors for use at the Annual Meeting

The stockholder(s) hereby appoint(s) James W. Bachmann and Timothy A. Power, or either of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CONTINENTAL BUILDING PRODUCTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on May 2, 2018, at Continental Building Products, Inc., 12950 Worldgate Drive, Herndon, VA 20170 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" the persons nominated as director by the Board of Directors and "FOR" Proposals 2 and 3, and in the discretion of the proxies with respect to any other matters that may properly come before the meeting and any adjournments or postponements thereof.

Continued and to be signed on reverse side